Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

BY AND between

ISG Information Services Group Americas, Inc.,

UST GLOBAL INC

AND

INFORMATION SERVICES GROUP, INC.
(solely for purposes of Section 10.16)

DATED AS OF October 1, 2024

Table of Contents

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ii

Table of Exhibits

Exhibit A	Accounting Methods; Working Capital
Exhibit B	R&W Policy
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Spin-Off Agreement
Exhibit E	Indebtedness
Exhibit F	Form of Escrow Agreement

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SHARE PURCHASE AGREEMENT

This SHARE purchase agreement (this “Agreement”), dated as of October 1, 2024, is made by and between ISG Information Services Group Americas, Inc., a Texas corporation (“Parent”), UST Global Inc, a Delaware corporation (“Buyer”), and, solely for purposes of Section 10.16, Information Services Group, Inc. (“ISG”). Each of Parent and Buyer are collectively referred to from time to time herein as the “Parties,” and each, individually, as a “Party.”

RECITALS

A.            Parent is the registered and beneficial owner of 100 shares of common stock of Alsbridge Holdings, Inc., a Delaware corporation (the “Company”), with a par value of $0.01 per share (collectively, the “Purchased Shares”).

B.            Parent desires to sell to Buyer, and Buyer desires to purchase from Parent, the Purchased Shares, in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1     Certain Definitions. As used herein, the terms below have the following meanings.

“Accounting Firm” has the meaning set forth in Section 2.5(d).

“Accounting Methods” means the rules, methods, policies, practices and procedures (with consistent classification, judgments, and estimation methodology) set forth on Exhibit A, in each case, as such rules, methods, policies, practices and procedures were used in calculating the components of Working Capital and the preparation of the Working Capital Target.

“Acquired Entities” means, collectively, (a) the Company, (b) Alsbridge, (c) Information Services Group Automation Germany GmbH, (d) Alsbridge Canada Inc., (e) Alsbridge Advisory Private Limited, (f) Alsbridge Limited and (g) Alsbridge ANZ Pty Ltd.

“Acquired Entity Benefit Plan” means each Employee Plan other than a Parent Benefit Plan.

“Action” means any suit, litigation, proceeding, arbitration, criminal prosecution, claim, case, complaint, cause of action, charge, demand, petition, citation, summon, subpoena, audit, or investigation of any nature, before or by any Governmental Body.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the Preamble.

“Alsbridge” means Alsbridge, Inc., a Texas corporation.

“Ancillary Agreements” means all agreements, instruments and certificates contemplated hereby and delivered in connection with the Transactions.

“Automation Business” means the business conducted by the Acquired Entities or Parent or the Parent Group prior to the Closing Date of assessing, providing and implementing robotic process automation solutions, licensing as a value added reseller of third-party robotic process automation technology, and advisory and consulting services throughout the robotic process automation process, including strategy and assessment to integration, configuration, implementation, training and support (solely with respect to robotic process automation), and the resale of robotic process automation Software licenses.

“Automation Business Assets” means, in each case (without duplication), all assets that are primarily related to or primarily used or primarily held for use in connection with the Automation Business, including any (a) assets of any Acquired Entity set forth on the Financial Information and all assets acquired after the Balance Sheet Date that, had they been acquired on or before such date, would have been reflected in the Financial Information, excluding any such assets (or portions thereof) that have been disposed of subsequent to the Balance Sheet Date and prior to the Closing Date in the Ordinary Course of Business and (b) accounts receivable or collection arising under or related to any Automation Business Project Orders. For avoidance of doubt, all Automation Business Shared Contracts, Automation Business Project Orders and the Transferred Commercial Software (but not the Retained Business Shared Contract, Retained Business Project Orders or the Commercial Software other than the Transferred Commercial Software) shall be deemed Automation Business Assets.

“Automation Business Completed Project Order” means each Completed Project Order entered into prior to the Closing Date that is limited to the service or product offerings exclusively provided by the Automation Business and which is subject to the terms and conditions of a Retained Business Shared Contract.

“Automation Business Customers” has the meaning set forth in 3.20.

“Automation Business Employee” has the meaning set forth in Section 3.16(a).

“Automation Business Liabilities” means all Liabilities to the extent relating to or arising from any Automation Business Asset or the Automation Business, in each case that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by Buyer or any Acquired Entity following the Closing.

“Automation Business Open Project Order” means each Open Project Order, including those Open Project Orders set forth on the Schedule 3.6(a)(iv), entered into prior to the Closing Date that is limited to the service or product offerings exclusively provided by the Automation Business and which is subject to the terms and conditions of a Retained Business Shared Contract.

“Automation Business Project Order” means any Automation Business Open Project Order or Automation Business Completed Project Order.

“Automation Business Shared Contract” means each Contract entered into prior to the Closing Date that is between or among any Acquired Entity, on the one hand, and one or more third parties (other than Buyer or any member of the Parent Group), on the other hand, that (before giving effect to an applicable Spin-Off Agreement) has benefits or imposes obligations on both the Retained Business and the Automation Business pursuant to the terms of such Contract and one or more Open Project Orders or Completed Project Orders with respect to each of the Automation Business and the Retained Business as of the Closing Date.

“Automation Business Suppliers” has the meaning set forth in Section 3.20.

“Balance Sheet Date” means June 30, 2024.

“Banker” means Sett & Lucas Limited.

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Entities.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Regulations to be closed in the State of New York.

“Business Intellectual Property” means, collectively, all Intellectual Property owned, in whole or in part, or licensed by the Acquired Entities. For the avoidance of doubt, any Retained Business Asset (including the Retained Branding after the applicable deadlines set forth in Section 7.5) shall not be deemed a Business Intellectual Property.

“Business Intellectual Property Contracts” has the meaning set forth in Section 3.17(e).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(b).

“Buyer Material Adverse Effect” means, with respect to Buyer, any event or condition that has a material adverse change in the ability of Buyer to perform its obligations under this Agreement, including consummating the Transactions; provided, however, that a Buyer Material Adverse Effect shall not include any change, event or circumstance resulting from, relating to or arising out of any increase in the cost or change in the availability of any financing available to Buyer or any of its Affiliates to consummate the Transactions.

“Buyer Parties” has the meaning set forth in Section 10.14.

“Cap” has the meaning set forth in Section 9.1(d)(i).

“Cash” means all cash and cash equivalents (including marketable securities and marketable short term investments) of the Acquired Entities (including cash and cash equivalents with respect to the Automation Business), without limitation or restriction of any kind, net of any bank overdrafts and as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, calculated in accordance with GAAP; provided, however, that Cash shall not include (a) any cash deposits being held as collateral or other security for contractual obligations where the cash in these accounts cannot be withdrawn without curing with a future cash deposit or other financial obligation, including any security deposits with landlords and (b) any cash deposits being held in an account of any member of the Parent Group or the Acquired Entities pending further deposit in the Acquired Entities 401(k) Employee Plan.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means all Cash as of 12:01 a.m. (Eastern Time) on the Closing Date, as finally determined in accordance with Section 2.5.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means all Indebtedness as of immediately prior to the Closing, as finally determined in accordance with Section 2.5.

“Closing Purchase Price” means an amount in cash equal to the sum of (a) the Enterprise Value, plus (b) Estimated Cash, minus (c) Estimated Indebtedness, minus (d) Estimated Transaction Expenses, minus (e) the Escrow. For the avoidance of doubt, there shall be no duplication in any of the foregoing reductions or additions and the Closing Purchase Price will be subject to adjustment in accordance with Section 2.5.

“Closing Statement” has the meaning set forth in Section 2.4.

“Closing Transaction Expenses” means all Transaction Expenses as of immediately prior to the Closing, as finally determined in accordance with Section 2.5.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date, as finally determined in accordance with Section 2.5.

“Closing Working Capital Overage” means the amount (if any) by which the Closing Working Capital exceeds the Working Capital Target, which amount shall be subject to a cap of $500,000.

“Closing Working Capital Underage” means the amount (if any) by which the Working Capital Target exceeds Closing Working Capital, which amount shall be subject to a cap of $500,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” has the meaning set forth in Section 2.5(h).

“Commercial Software” means Software licensed from third parties pursuant to non-negotiated, end-user off-the-shelf, click-wrap or shrink-wrap licenses used generally by the Acquired Entities in the Automation Business.

“Company” has the meaning set forth in Preamble.

“Company Material Adverse Effect” means any change, effect, event or condition which is both material and adverse to the business, results of operations or financial condition of the Acquired Entities (including, but not limited to, the Automation Business), taken as a whole; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a Company Material Adverse Effect: (a) the effect of any change that is generally applicable to the industry and markets in which the Acquired Entities or any of their suppliers or customers operate; (b) the effect of any change that is generally applicable to the U.S. economy or its securities or financing markets, or the world economy or international securities or financing markets; (c) the effect of any change arising in connection with earthquakes, fires, hurricanes, and other similar destructive natural events, acts of war, sabotage or terrorism or military actions, or any worsening or escalation of the foregoing; (d) the effect of any change in GAAP or applicable Regulations; (e) any failure of the Acquired Entities to meet any financial or non-financial projections, forecasts or estimates (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there is or has been a Company Material Adverse Effect); (f) the execution or announcement of, or the taking of any action contemplated by, or other third-party awareness of, this Agreement or the Transactions, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to any of the Acquired Entities (including the conduct of the Automation Business) and including the resignation or termination of any Automation Business Employee and any impact on relationships, Contractual or otherwise, with customers, suppliers, partners, financing sources or employees, or on revenue or profitability; (g) any adverse change in or effect on the business, assets, results of operations or financial condition of any Acquired Entity that is cured by such Acquired Entity, or that Parent causes to be cured, before the Closing, or to the extent covered by insurance; (h) compliance by Parent with the terms of this Agreement; and (i) COVID-19, any other epidemic, pandemic or outbreak of disease provided, further, that in the cases of clauses (a), (b), (c), and (d) above, such change, event or circumstance shall be taken into account only to the extent it has a disproportionate impact on the business, results of operations, or financial condition of the Acquired Entities, taken as a whole, compared to other companies operating in the industries in which the Acquired Entities operate.

“Completed Project Order” means a Project Order under which all of the services or products described therein will or have been completed or delivered on or before the Closing Date; provided, however, that one or more of the parties to such Project Order will or may have ongoing Tail Liabilities from and after the Closing Date.

“Computer System” has the meaning set forth in Section 3.17(h).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 3, 2023, between Buyer and Banker (as agent for Ultimate Parent).

“Consent” means any consent, waiver, authorization or approval from, or notification requirement to, any Person.

“Consent Escrow” means an amount in cash equal to $4,000,000.

“Continuing Clients” has the meaning set forth in Section 10.15(a).

“Contracts” means any written or oral contracts, agreements, leases and licenses.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Copyrights” means all copyrights, copyrightable works and databases, including any Software and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of February 22, 2023, among Ultimate Parent, various lenders and Bank of America, N.A., as administrative agent, and any amendment or refinancing thereof.

“Current Assets” means the current assets of the Acquired Entities (excluding the current assets of the Retained Business) determined in accordance with the Accounting Methods and included in the line items set forth on Exhibit A.

“Current Liabilities” means the current Liabilities of the Acquired Entities (excluding the Retained Business Liabilities) determined in accordance with the Accounting Methods and included in the line items set forth on Exhibit A.

“Data Room” has the meaning set forth in Section 1.2(o).

“Default” means (a) any material violation, breach or default, (b) the occurrence of an event that, with or without the passage of time, the giving of notice or both would, constitute a material violation, breach or default or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination.

“Disclosure Schedule” has the meaning set forth in introductory paragraph to Article 3.

“DPA” has meaning set forth in Section 3.25.

“Escrow Agent” means Citibank, N.A., a national banking association organized and existing under the laws of the United States of America.

“Escrow” means, collectively, the Consent Escrow and the Revenue Escrow.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Buyer and Escrow Agent at the Closing, substantially in the form of Exhibit F attached hereto.

“Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other compensation or benefit plan, policy, program, arrangement, and agreement, including, without limitation, any bonus, stock option, stock purchase, restricted stock, incentive (equity or otherwise), pension, paid time off, deferred compensation, supplemental retirement, employment, termination, severance, gross-up and other similar fringe, retirement, welfare, health, disability, or life benefit or insurance, cafeteria or flexible benefits, change-in-control, or employee benefit or compensation plan, policy, program, arrangement or agreement, in each case, (a) for the benefit of any current or former officer, employee, director or individual service provider of the Acquired Entities or any of their respective Subsidiaries that is sponsored, maintained or contributed to (or required to be maintained or contributed to) by Parent, the Acquired Entities or any of their respective Subsidiaries, or (b) under or with respect to which any Acquired Entity has or could reasonably expect to incur any Liability or obligation, but shall exclude any such plan, policy, program, arrangement or agreement sponsored by a Governmental Body.

“Encumbrance” means any lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional or sales agreement, except for any restrictions on transfer generally arising under any applicable federal or state securities Regulations.

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Enterprise Value” means an amount in cash equal to $27,000,000.

“Equity Interests” means, with respect to any Person, the issued and outstanding capital stock, partnership interests, limited liability company interests or other indicia of equity ownership of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretation.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be a single employer or is under common control with the Parent Group or the Company within the meaning of Section 414 of the Code or ERISA.

“Estimated Cash” has the meaning set forth in Section 2.4.

“Estimated Indebtedness” has the meaning set forth in Section 2.4.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4.

“Final Purchase Price” means an amount equal to the Closing Purchase Price, as adjusted by the Net Adjustment Amount in accordance with and as finally determined by Section 2.5 or as otherwise provided in Section 8.3.

“Financial Information” has the meaning set forth in Section 3.10(a).

“Foreign Plan” means each Employee Plan that primarily covers current or former employees, officers, directors or other individual service providers of the Acquired Entities based outside of the United States and/or which is governed by Regulations and Orders of any jurisdiction outside of the United States.

“Fraud” means an actual, intentional and knowing common law fraud as determined under Delaware law, as finally determined by a court of competent jurisdiction, by Parent with respect to the making of the representations and warranties set forth in Article 3 or Article 4.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization of the Company), Section 3.2 (Organization of the Other Acquired Entities), Section 3.3 (Authorization), Section 3.4(b)(i) (Non-contravention), Section 3.5 (Capitalization of the Acquired Entities), Section 3.11 (Taxes) and Section 3.20 (Brokers).

“GAAP” means accounting principles generally accepted in the United States consistently applied based on the historical practices of the Ultimate Parent.

“Governmental Body” means any government or governmental, administrative or regulatory body thereof, whether U.S. federal, state, local or foreign, any agency or instrumentality thereof and any court, tribunal or judicial or arbitral body thereof.

“Indebtedness” means, without duplication: (a) any monetary obligations of the Acquired Entities for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses and breakage costs, and excluding, for the avoidance of doubt, any Liabilities under the Credit Agreement); (b) any monetary obligations of the Acquired Entities evidenced by any note, bond, debenture or other debt security; (c) any outstanding monetary obligations to pay the deferred purchase price of property or services or for the deferred purchase price of a business or assets (including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof); (d) any monetary obligations of the Acquired Entities under leases for personal property required by GAAP to be capitalized; (e) any monetary obligations of a Person, other than any of the Acquired Entities, secured by an Encumbrance against any Acquired Entity’s assets other than Permitted Encumbrances; (f) any monetary obligations of the Acquired Entities for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, but only to the extent actually drawn; (g) the net amount, which may be positive or negative, of any obligations of the Acquired Entities under any currency or interest rate swap, hedge or similar protection device; (h) any of the foregoing to the extent guaranteed by an Acquired Entity (but excluding, for the avoidance of doubt, any Liabilities under the Credit Agreement); (i) any Liability with respect to gratuity obligations to employees of the Indian Subsidiary; (j) any Liability with respect to leave encashment or leave obligations of employees of the Indian Subsidiary; and (k) and all interest, fees, change of control payments, prepayment premiums or penalties and other fees or expenses owed or payable with respect to the indebtedness referred to in clauses (a) through (k) above; provided, however, that Indebtedness shall not include any indebtedness referred to in clauses (a) through (k) above as between or among any of the Acquired Entities. An illustrative calculation of Indebtedness as of June 30, 2024 is set forth on Exhibit E.

“Indemnified Party” has the meaning set forth in Section 9.1(e).

“Indemnifying Party” has the meaning set forth in Section 9.1(e).

“Indian Subsidiary” shall refer to Alsbridge Advisory Private Limited, the indirect Indian subsidiary of the Parent.

“Infringes” or “Infringing” has the meaning set forth in Section 3.17(d).

“Intellectual Property” means all intellectual property rights arising from or associated with the following, and all improvements, modifications and enhancements thereto, compilations and derivatives thereof, and all licenses related thereto, whether protected, created or arising under the Regulations of the United States or any other jurisdiction: (a) Trademarks; (b) Patents; (c) Copyrights; and (d) Trade Secrets.

“ISG” has the meaning set forth in the Preamble.

“Katten” has the meaning set forth in Section 10.15(a).

“Knowledge” or any similar phrase, when used with respect to the Company, means the actual knowledge, after reasonable inquiry, including of his or her direct reports with responsibility for the subject matter in question, of each member of the Senior Management Team.

“Liability” means any obligation, commitment, expense, deficiency, guaranty or endorsement of or by any Person, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.

“Loss” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third-party claims, including the costs and expenses of (a) any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and (b) the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Names” means the “Alsbridge”, “ISG Automation” or “ISG” or “Information Services Group” names and any variations or derivatives thereof or any name that is confusingly similar to any of the foregoing and any Trademarks or logos of any member of the Parent Group.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to the net of: (a) the sum of Closing Cash minus Estimated Cash, plus (b) Closing Working Capital Overage, minus (c) Closing Working Capital Underage, minus (d) the sum of Closing Indebtedness minus Estimated Indebtedness, minus (e) the sum of Closing Transaction Expenses minus Estimated Transaction Expenses, minus (f) the amount of Invoiced Accounts Receivable as of the Closing Date that has not been collected within 180 days following the Closing (provided that any such amount of Invoiced Accounts Receivable in clause (f) shall not also reduce the Closing Working Capital such that it is double-counted).

“Nonparty Affiliates” has the meaning set forth in Section 10.14.

“Open Project Order” means a Project Order that includes unfulfilled commitments in respect of the services or products described therein that have not or will not be fully completed or delivered on or before the Closing Date, other than Tail Liabilities.

“Order” means any judgment, decision, Consent decree, injunction, ruling or order of any Governmental Body that is expressly by its terms binding on any Person or its property.

“Ordinary Course of Business” means, with respect to any Acquired Entity, an action that is consistent with the past custom and practices of such Acquired Entity (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such Acquired Entity, or, if circumstances change or exigencies arise, consistent with the practice adopted in good faith by the relevant members of the management of the applicable Acquired Entity.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the Closing Date).

“Owned Intellectual Property” has the meaning set forth in Section 3.17(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means each Employee Plan that Parent or any of its Subsidiaries (other than the Acquired Entities) sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of current or former officers, employees, directors or individual service providers of the Acquired Entities or any of their respective Subsidiaries.

“Parent Group” means Parent and each Subsidiary of Ultimate Parent, except for the Acquired Entities.

“Parent Indemnified Party” has the meaning set forth in Section 9.1(c).

“Parent Material Adverse Effect” means, with respect to Parent, any event or condition that has a material adverse change in the ability of Parent to perform its obligations under this Agreement, including consummating the Transactions.

“Patents” means any patents and patent applications, including reissues, continuations, continuations in part, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, and any foreign or international equivalent of any of the foregoing.

“Parties” or “Party” has the meaning set forth in the Recitals.

“Permits” means each license, permit, franchise, or Consent of, or filing with, any Governmental Body for the conduct of, or relating to the operation of, the business of the Acquired Entities (including, without limitation, the Automation Business).

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other governmental charges either (i) not yet due and payable, or (ii) being contested in good faith, (b) Encumbrances of landlords and mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business, (c) zoning, entitlement, building, environmental and other land use Regulations imposed by Governmental Body having jurisdiction over any of the Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record, (e) Encumbrances that, individually or in the aggregate, do not materially and adversely impact the current use of the applicable Real Property in connection with the business of the Acquired Entities, (f) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (g) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, (h) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, and (i) any Encumbrances in respect of Credit Agreement that will be released in connection with the Closing.

“Person” means any person or entity, including an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture and Governmental Body.

“Post-Closing Statement” has the meaning set forth in Section 2.5(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means the taxable period or portion thereof ending on or before the Closing Date.

“Project Order” means the standard form of project order that sets forth the relative terms, conditions, rights, and obligations of the parties thereto regarding the provision of services or products, including the types, quantities, and agreed prices of such services or products.

“Protected Material” has the meaning set forth in Section 10.15(b).

“Purchased Shares” has the meaning set forth in the Recitals.

“Real Property” means all real property owned, leased or subleased by an applicable Person, together with all buildings, improvements, fixtures and easements located thereon.

“Regulations” means, with respect to a particular Person, any laws, statutes, ordinances, regulations, rules and agency guidelines of any Governmental Body or authority binding on such Person, but, for the avoidance of doubt, excluding any Orders.

“Representatives” means, with respect to a Person, the legal counsel, accountants, financial advisors, investment bankers, consultants and the other authorized agents and representatives of such Person.

“Restricted ISG Business” has the meaning set forth in Section 7.5(b).

“Restricted ISG Business Employee” means each employee of the Restricted ISG Business as of the Closing Date.

“Retained Branding” means the use of the Names and all intellectual property rights (including any Trademarks and Copyrights) arising therefrom or associated therewith, and all improvements, modifications and enhancements thereto, compilations and derivatives thereof, and all licenses related thereto, whether protected, created or arising under the Regulations of the United States or any other jurisdiction.

“Retained Business” means any business or operations conducted by any member of the Parent Group other than the Automation Business.

“Retained Business Assets” means all assets of the Parent Group and any Acquired Entity that are not Automation Business Assets. For avoidance of doubt, all Retained Business Shared Contracts, Retained Business Project Orders, the Retained Branding and all Commercial Software other than the Transferred Commercial Software shall be deemed Retained Business Assets.

“Retained Business Completed Project Order” means each Completed Project Order that is limited to the service or product offerings provided by the Retained Business and subject to the terms and conditions of an Automation Business Shared Contract.

“Retained Business Liabilities” means all Liabilities (a) that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by the Parent Group; (b) of the Parent Group to the extent relating to, arising out of or resulting from the ownership, operation or use of any Retained Business Asset at any time before, on, or after the Closing; (c) from any Retained Business Project Order, including, for the avoidance of doubt, any Tail Liabilities under such Retained Business Project Order; (d) from the conduct and operation of the Retained Business at any time prior to, on or after the Closing; (e) under any Automation Business Shared Contract or any Retained Business Shared Contract, in each case, solely to the extent related to any Retained Business Project Order and specifically excluding any Liabilities to the extent related to any Automation Business Project Order; and (f) that are not Automation Business Liabilities.

“Retained Business Open Project Order” means each Open Project Order, including those Open Project Orders set forth on the Schedule 3.6(a)(iv), entered into prior to the Closing Date that is limited to the service or product offerings provided by the Retained Business and subject to the terms and conditions of an Automation Business Shared Contract.

“Retained Business Project Order” means any Retained Business Open Project Order or Retained Business Completed Project Order.

“Retained Business Shared Contract” means each Contract entered into prior to the Closing Date that is between or among any member of the Parent Group, on the one hand, and one or more third parties (other than Buyer or any Acquired Entity), on the other hand, that (before giving effect to an applicable Spin-Off Agreement) has benefits or imposes obligations on both the Retained Business and the Automation Business pursuant to the terms of such Contract and one or more Open Project Orders or Completed Project Orders with respect to each of the Automation Business and the Retained Business as of the Closing Date.

“Revenue” means, for any period, the recognized revenue for such period determined in accordance with GAAP applied on a consistent basis in the same manner used in the preparation of ISG’s audited financial statements.

“Revenue Escrow” means an amount in cash equal to $3,000,000.

“Review Period” has the meaning set forth in Section 2.5(b).

“R&W Policy” means the buyer-side representation and warranty insurance policy purchased by Buyer and the sole recourse for breaches of the representations and warranties set forth in Article 3 and Article 4.

“Sanctioned Destination” means any country or region that is, or has been in the last three (3) years prior to the date hereof, the target of a comprehensive trade embargo under any Trade Control Regulations, including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any Person that is the target of sanctions under any Trade Control Regulations, including: (a) any Person listed on a sanctioned party list issued by the United States, including, but not limited to, the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, the Entity List, the Denied Persons List, and the Unverified List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, by a Person or Persons described in clause (a); or (c) any Person organized, ordinarily resident or located in a Sanctioned Destination.

“Senior Management Team” means Chip Wagner, Anurag Saxena, Tracy Lipasek, Mike Connors and Jeff Augustine.

“Software” means all computer systems and software programs, including all versions of source code, object code, assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any nature whatsoever and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, further developments, derivative works thereto, and all designs and design documents (whether detailed or not), technical summaries, and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications), firmware and middleware associated with the foregoing.

“Spin-Off Agreement” has the meaning set forth in Section 8.5(b).

“Shared Contract” means each of the Automation Business Shared Contracts and Retained Business Shared Contract.

“Statement” has the meaning set forth in Section 8.3(a)(ii).

“Statement of Objection” has the meaning set forth in Section 2.5(c).

“Straddle Period” means any taxable period that begins before, and ends after, the Closing Date.

“Subsidiary” means a corporation or other entity of which 50% of the voting power or value of the Equity Interests is owned, directly or indirectly, by Parent, as the context requires.

“Tail Liability” means any “tail” Liabilities that survive the completion or delivery of any services or products provided pursuant to the terms of a Contract, including Liabilities related to warranty, non-conforming products or services, insurance, indemnification, confidentiality, service requirements, or Intellectual Property infringement.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal property, escheat or unclaimed property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other charges in the nature of tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in each case whether disputed or not.

“Tax Attributes” has the meaning set forth in Section 8.3(g).

“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Return” means any return, declaration, report, statement, or other document required to be filed with a taxing authority with respect to Taxes, including any schedule thereto and any amendment thereof.

“Trade Control Regulations” means: (a) all applicable trade, export control, sanctions, import, and antiboycott Regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§1 et seq.), the International Boycott Provisions of Section 999 of the Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.), the Export Administration Regulations (15 C.F.R. §§730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30), and the economic sanctions laws and regulations and associated executive orders and directives administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the laws and regulations administered by United States Customs and Border Protection; and (b) all applicable trade, export control, import, and antiboycott Regulations imposed, administered or enforced by the United Nations Security Council or any country, except to the extent inconsistent with the Laws of the United States.

“Trade Secrets” means all confidential know-how, inventions, discoveries, improvements, concepts, ideas, techniques, methods, processes, designs, plans, schematics, drawings, analytics, working notes and memos, formulae, technical data, specifications, research and development information, market studies, consultant reports, prototypes, sales methods, technology and product roadmaps and other proprietary or confidential information.

“Trademarks” means any trade names, trademarks and service marks, business names, fictitious business names, uniform resource locators (URLs), domain names and trade dress, whether registered or unregistered, and registrations, applications to register and all of the goodwill of the business related to the foregoing.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means (without duplication of any other amount payable in connection with this Agreement or the Transactions) the following fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Parent Group or the Acquired Entities in connection with a transaction process, the preparation, negotiation and execution of any agreements, documents or instruments relating thereto, including this Agreement, and the consummation of the Transactions: (a) the fees and expenses of, or other similar amounts charged by, counsel to the Parent Group or Acquired Entities, including those of Katten; (b) the fees and expenses of, or other similar amounts charged by, any agents or financial advisors, including those of Banker, engaged by Ultimate Parent or Parent, as applicable; (c) the fees and expenses of, or other similar amounts charged by, any accountants engaged by the Parent Group or the Acquired Entities; (d) the fees and expenses of, or other similar amounts charged by, any other consultants, advisors or experts engaged by the Parent Group or the Acquired Entities; (e) any sale, transaction, retention, success or change of control bonuses or other similar awards, payments and benefits, in each case, granted or provided by or on behalf of the Parent Group or any Acquired Entity to any Automation Business Employee in whole or in part, as a result of this Agreement and the transactions contemplated hereby (but not including, for the avoidance of doubt and without limitation, grants of such awards, payments or benefits by Buyer or any Acquired Entity after Closing and any severance or other amounts payable to any Automation Business Employee as a result of the termination of such Automation Business Employee’s employment or engagement by any of the Acquired Entities or their respective Subsidiaries after Closing or such Automation Business Employee’s resignation for “good reason” due to events arising after Closing); and (f) one-half of the premiums, underwriting fees, costs and expenses associated with the R&W Policy.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Transferred Commercial Software” has the meaning set forth in Section 3.17(e).

“Transition Services Agreement” means that certain Transition Services Agreement, to be entered into as of the Closing Date among Buyer and the applicable member of the Parent Group, and certain Statements of Work to be issued thereunder. Buyer and Parent acknowledge and agree that the Transition Services Agreement shall be consistent with Exhibit C attached hereto.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).

“Ultimate Parent” means Information Services Group, Inc., a Delaware corporation.

“Union” has the meaning set forth in Section 3.16(d).

“WARN Act Regulations” has the meaning set forth in Section 3.16(e).

“Working Capital” means (a) Current Assets minus (b) Current Liabilities, determined in accordance with the Accounting Methods. An illustrative sample calculation of Working Capital is set forth on Exhibit A attached hereto.

“Working Capital Target” means $4,400,000.

Section 1.2            Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)           the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)          words importing any gender shall include the other gender;

(c)          words importing the singular only shall include the plural and vice versa;

(d)          the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” or “but not limited to;”

(e)          the term “or” has the inclusive meaning represented by the phrase “and/or;”

(f)           the words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)          references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement, unless otherwise specified;

(h)          references to any Person include the successors and permitted assigns of such Person;

(i)           the terms “day” and “days” mean and refer to calendar day(s) unless Business Days are expressly specified;

(j)           the terms “year” and “years” mean and refer to calendar year(s);

(k)          an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or the Financial Information, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or the Financial Information that is related to the subject matter of such representation, or (ii) such item is otherwise specifically set forth on the balance sheet or the Financial Information or is specifically set forth in the notes thereto;

(l)            references in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality, a Company Material Adverse Effect, or a Parent Material Adverse Effect;

(m)         the terms “material” or “material to the Automation Business” and the concept of the “material” nature of an effect upon the Automation Business or the Acquired Entities shall be measured relative to the entire Automation Business, taken as a whole, and the Acquired Entities, taken as a whole, as the Automation Business is currently being conducted;

(n)          the term “commercially reasonable efforts” when used in this Agreement shall not include efforts which require the performing Party (i) to do any act that is unreasonable under the circumstances, (ii) to make any capital expenditures not expressly contemplated hereunder, (iii) to amend or waive any rights under this Agreement or (iv) to incur or expend any funds to obtain any Consent or for any other purpose other than reasonable expenses incurred in satisfying its obligations hereunder, including the fees, expenses and disbursement of its accountants, counsel and other advisors or professionals;

(o)          any reference in this Agreement to “made available” means a document or other information that was provided (or otherwise made available) to Buyer and its Representatives via delivery of a copy thereof via hard copy or e-mail or via access to the virtual data rooms hosted by Citrix (the “Data Room”);

(p)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, it being understood that if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(q)          any reference in this Agreement to “$” means U.S. dollars;

(r)           unless otherwise set forth herein, references in this Agreement to a particular Regulation means such Regulation as in effect (including any amendments, modifications or supplements thereto) on the Closing Date;

(s)          the Exhibits and Schedules to this Agreement are hereby incorporated and make a part hereof and are an integral part of this Agreement as if set forth in full herein; and

(t)           this Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party. The Parties acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint and final work product of the Parties.

Article 2
Purchase and Sale

Section 2.1            Purchase and Sale of Purchased Shares. At the Closing, Parent shall sell, assign, transfer, convey, and deliver the Purchased Shares to Buyer, and Buyer shall purchase, acquire, and accept the Purchased Shares from Parent. In consideration for the sale of the Purchased Shares pursuant to this Agreement, and subject to adjustment described in Section 2.5, at the Closing, Buyer shall make, or cause to be made, each of the payments described in Section 2.3(b) by wire transfer of immediately available funds.

Section 2.2            Closing. The sale and purchase of the Purchased Shares shall take place and become effective at a closing (the “Closing” and the date on which the Closing occurs, the “Closing Date”) to be held remotely by the Parties’ exchange of electronic counterpart signature pages and verbal confirmation of their release and effectiveness, on the date hereof, or at such other time or place as the Parties mutually agree. Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

Section 2.3           Closing Deliverables.

(a)          Parent Deliverables. At the Closing, Parent shall deliver, or cause to be delivered, to Buyer the following:

(i)            Purchased Shares. All certificates representing the Purchased Shares duly endorsed in blank or accompanied by stock powers or other proper instrument of assignment endorsed in blank, as applicable, in proper form for transfer;

(ii)           Officer’s Certificate. A certificate executed and delivered by an officer of Parent attesting and certifying as to (A) the Organizational Documents of Parent and each Acquired Entity, certified by the appropriate Governmental Body in the jurisdiction of its incorporation, organization or formation; (B) in the case of Parent, copies of resolutions of the board of directors of Parent authorizing the Transactions contemplated by this Agreement and the other Transaction Documents to which Parent is a party; and (C) the incumbency and signatures of the officers of Parent;

(iii)          Consent under Credit Agreement; UCC-s Termination Statements; Release Letter. (i) Consent of the lenders party to the Credit Agreement with respect to the Transactions and (ii) UCC-3 termination statements together with any letter relating to the releases necessary to terminate and release all Encumbrances (other than Permitted Encumbrances) on the assets of the Acquired Entities;

(iv)          IRS Form W-9. An IRS Form W-9, duly executed by Parent;

(v)           Resignations. Written resignations, effective as of the Closing Date, of each of the directors and officers of each Acquired Entity except those whom Buyer shall have specified in writing;

(vi)          Good Standing Certificates. Certificates as to the good standing of each Acquired Entity, in each case issued within thirty (30) days prior to the Closing Date by the appropriate Governmental Body within the applicable Acquired Entity’s jurisdiction of incorporation, organization or formation and each jurisdiction where such Acquired Entity is qualified to do business as a foreign entity;

(vii)         Books and Records. The minute books, stock record books and corporate (or similar) records and seals of each Acquired Entity;

(viii)        Reserved.

(ix)          Reserved.

(x)            Transaction Expenses. Evidence reasonably acceptable to Buyer that Parent has fully paid or caused to be paid all Closing Transaction Expenses; provided that to the extent that any Closing Transaction Expenses shall be reflected on the Closing Statement as Estimated Transaction Expenses, Buyer shall pay such amounts directly to the recipients thereof pursuant to Section 2.3(b)(i);

(xi)          Transition Services Agreement. A counterpart signature page to the Transition Services Agreement, duly executed by Parent;

(xii)         Reserved.

(xiii)        Alsbridge India Equity Transfer. Evidence reasonably acceptable to Buyer that the holder of one outstanding equity share of Alsbridge Advisory Private Limited immediately prior to the Closing executed and delivered to Buyer all documentation required to transfer such equity share to a designee of Buyer;

(xiv)        Reserved.

(xv)         Indian Subsidiary Matters.

(1)            A copy of form MGT-6 filed by the Indian Subsidiary (along with a copy of the filing acknowledgment) reflecting the beneficial ownership of one equity share held by Nandagopal Vishwakumar in the Indian Subsidiary with Alsbridge;

(2)            (A) A duly stamped and signed share transfer form, (B) a duly stamped and endorsed share certificate, and (C) a certified true copy of the resolution passed by the board of directors of the Indian Subsidiary, recording the transfer of one equity share held by Nandagopal Vishwakumar in the Indian Subsidiary to such person identified by Buyer.

(xvi)        Employee Records. Copies of all available personnel records for all Automation Business Employees for whom each Acquired Entity has such records;

(xvii)       Reserved.

(xviii)      Escrow Agreement. To Buyer, a counterpart signature page to the Escrow Agreement, duly executed by Parent; and

(xix)         Other Documents. Such other documents and instruments as Buyer may reasonably require in order to effectuate the Transactions.

(b)            Buyer Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(i)            Estimated Transaction Expenses. On behalf of Parent or any Acquired Entity, the Estimated Transaction Expenses, by wire transfer of immediately available funds, to the payee(s), in the amounts, and to the accounts specified in the Closing Statement;

(ii)           Closing Purchase Price. To Parent, by wire transfer of immediately available funds to the account(s) specified by Parent in writing to Buyer not less than two (2) Business Days prior to the Closing Date, the Closing Purchase Price;

(iii)          Escrow Agreement. To Parent, a counterpart signature page to the Escrow Agreement, duly executed by Buyer;

(iv)          Escrow. To the Escrow Agent, the Escrow, by wire transfer of immediately available funds to the account designated by the Escrow Agent, to be released in accordance with Section 2.5.

(v)          Officer’s Certificate. To Parent, a certificate executed and delivered by an officer of Buyer attesting and certifying as to (A) the Organizational Documents of Buyer, certified by the appropriate Governmental Body in the jurisdiction of its incorporation; (B) copies of resolutions of the board of directors (or comparative governing body) of Buyer authorizing the Transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party; and (C) the incumbency and signatures of the officers of Buyer.

(vi)          Good Standing Certificates. Certificate as to the good standing of Buyer, issued within thirty (30) days prior to the Closing Date by the appropriate Governmental Body within Buyer’s jurisdiction of incorporation;

(vii)         Transition Services Agreement. To Parent, a counterpart signature page to the Transition Services Agreement, duly executed by Buyer;

(viii)        R&W Policy. To Parent, evidence that Buyer has bound the R&W Policy; and

(ix)          Other Documents. Such other documents and instruments as Parent may reasonably require in order to effectuate the Transactions.

Section 2.4     Closing Statement. Prior to the Closing, Parent shall have delivered to Buyer a written statement (the “Closing Statement”) setting forth Parent’s good faith estimates of each of: (a) Closing Cash (“Estimated Cash”); (b) Closing Indebtedness (“Estimated Indebtedness”); (c) Closing Transaction Expenses (the “Estimated Transaction Expenses”); and (d) a calculation of the Closing Purchase Price.

Section 2.5              Post-Closing Statement.

(a)            As soon as practical, but in no event later than 180 days after the Closing Date, Buyer shall cause to be delivered to Parent, a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of (i) (1) Closing Cash, (2) Closing Working Capital, (3) Closing Indebtedness and (4) Closing Transaction Expenses, and (ii) a calculation of the Net Adjustment Amount and resulting Final Purchase Price, together with reasonable supporting documentation and work papers. Any actions taken by Buyer at or after the Closing shall not be taken into account for the purpose of preparing the Post-Closing Statement or the determination of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses, or the resulting Net Adjustment Amount or Final Purchase Price.

(b)            After receipt of the Post-Closing Statement, Parent and its Representatives shall have 30 days (the “Review Period”) to review the Post-Closing Statement, together with the supporting documents and work papers used in the preparation thereof. In connection with such review, Buyer shall give, and shall cause the Acquired Entities and each of their respective Representatives to give, to the Parent and its Representatives reasonable access, upon reasonable prior notice, to the Books and Records and other materials of the Acquired Entities and the personnel of, and work papers prepared by or for, Buyer and its Representatives, including such financial information relating to the Acquired Entities as Parent or its Representatives may request, in each case, in order to permit the timely and complete review of the Post-Closing Statement in accordance with this Section 2.5(b).

(c)            If Parent accepts the Post-Closing Statement and the calculations contained therein in writing or has not given written notice to Buyer setting forth any objection thereto (a “Statement of Objection”) prior to the expiration of the Review Period, then Post-Closing Statement shall be final and binding upon the Parties. Any Statement of Objection shall set forth in reasonable detail the item(s) in the Post-Closing Statement that Parent believes has not been prepared in accordance with this Agreement and Parent’s alternative calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses, and the Net Adjustment Amount and Final Purchase Price resulting therefrom.

(d)            In the event that Parent delivers a Statement of Objection during the Review Period, the Parties shall consult in good faith to resolve in writing any items in dispute specified in the Statement of Objection. If the Parties are unable to reach an agreement as to such disputed items within 30 days following delivery of the Statement of Objection, then the matter shall be submitted as promptly as practicable to Deloitte, or if Deloitte is unwilling or unable to serve in such capacity, to such other independent accounting firm agreed to by the Parties (such firm, the “Accounting Firm”), who shall, acting as an expert and not an arbitrator, resolve the matters still in dispute and adjust Closing Cash, Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses, and the Net Adjustment Amount and Final Purchase Price resulting therefrom, as applicable.

(e)           The Accounting Firm’s final determination of the remaining items in dispute shall be solely based on (i) the definitions and other applicable provisions of this Agreement, (ii) a single written presentation submitted by each Party (which the Accounting Firm shall be instructed to distribute to the other Party upon receipt of both such presentations), (iii) a single written response of each of Party to each such presentation so submitted (which the Accounting Firm shall be instructed to distribute to the other Party upon receipt of such responses), and (iv) the information contained in the Post-Closing Statement and the Statement of Objection. The Parties shall use their commercially reasonable efforts to cause the Accounting Firm to finally resolve all dispute items as soon as practicable, but in any event within 30 days after the date the disputed items are first submitted to the Accounting Firm. With respect to each disputed item, the Accounting Firm may not assign a value greater than the greatest value claimed for such disputed item by either Party or lower than the lowest value claimed for such disputed item by either Party, in each case, as set forth in the Post-Closing Statement or the Statement of Objection, as applicable. The written determination of the disputed items by the Accounting Firm shall be final, conclusive, and binding on the Parties. Following the Accounting Firm’s final determination, the Accounting Firm will also prepare and deliver to the Parties a calculation and statement that sets forth the finally determined Closing Cash, Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses, and the Net Adjustment Amount and Final Purchase Price resulting therefrom.

(f)           The fees and expenses of the Accounting Firm shall be borne proportionately by the Parties on the basis of the discrepancy (in dollars) between such Party’s determination of the disputed items (in the aggregate) as presented to the Accounting Firm and the final and binding determination of such disputed items (in the aggregate) by the Accounting Firm (e.g., if Buyer is awarded 60% of the difference between the value assigned in the Post-Closing Statement and the value assigned by in the Statement of Objection, then Buyer must pay 40% of the Accounting Firm’s fees and expenses, and Parent must pay the remaining 60% of the Accounting Firm’s fees and expenses). The Parties will otherwise each bear their own costs and expenses incurred in connection with the preparation of the Post-Closing Statement and the Statement of Objection.

(g)          If the Net Adjustment Amount is positive, then Buyer will make (or cause to be made) to Parent a payment by wire transfer of immediately available funds in the amount equal the Net Adjustment Amount to an account designated in writing by Parent within five Business Days following the final determination of the Net Adjustment Amount pursuant to this Section 2.5. If the Net Adjustment Amount is negative, then Parent will make (or cause to be made) a payment to Buyer by wire transfer of immediately available funds in the amount equal the Net Adjustment Amount to an account designated in writing by Buyer within five Business Days following the final determination of the Net Adjustment Amount pursuant to this Section 2.5.

(h)          For any invoiced accounts receivable that are outstanding as of the Closing Date (the “Invoiced Accounts Receivable”), Buyer shall, and shall cause the Acquired Entities to, during the period from the Closing Date through the date that is 360 days following the Closing Date (the “Collection Period”), use commercially reasonable efforts to collect such Invoiced Accounts Receivable. If any of such Invoiced Accounts Receivable is not collected during the 180 day period after the Closing, such uncollected amounts shall be treated as a deduction for purposes of the Net Adjustment Amount. Promptly following completion of the final determination of the Net Adjustment Amount pursuant to this Section 2.5, Buyer shall (i) until the end of the Collection Period, continue using commercially reasonable efforts to collect any Invoiced Accounts Receivable that had not been collected as of the 180th day following the Closing and (ii) agree to assign to Parent any amounts collected by Buyer as a result of such efforts. No Party shall take any action the purpose of which is to interfere with the collection of such Invoiced Accounts Receivable.

(i)            Notwithstanding anything to the contrary contained herein, (i) the process and adjustment set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Final Purchase Price and (ii) amounts paid pursuant to this Section 2.5 shall be deemed for Tax purposes to be an adjustment to the Closing Purchase Price, to the extent permitted by applicable Regulations.

Section 2.6             Escrow Release.

(a)            Consent Escrow. The Consent Escrow will be held by the Escrow Agent for a period of 90 days after the Closing Date (the “Consent Escrow Period”), and at the end of each 30-day period within the Consent Escrow Period, the Parties shall execute and deliver to the Escrow Agent a joint written instruction that instructs the Escrow Agent to release all or a portion of the Consent Escrow to Parent with the amount determined based on (i) the achievement of the post-Closing action (i.e., Consent, notice or Spin-Off agreement) for the applicable customers set forth on Schedule 2.6(a) and (ii) the dollar amount set forth opposite the name of such applicable customer on Schedule 2.6(a). For example, if Parent delivers a notice to customer X (which has an amount equal to $500,000 opposite its name) and obtains a consent from customer Y (which has an amount equal to $250,000 opposite its name), $750,000 shall be released from the Consent Escrow. At the end of the Consent Escrow Period, after giving effect to the foregoing for the final 30-day period, the Parties shall execute a joint written instruction that instructs the Escrow Agent to release any balance in the Consent Escrow to Buyer. In connection with the foregoing, (x) any Spin-Off Agreements shall be sought in accordance with Section 8.5 and (y) any Consent to be obtained shall be sought in accordance with Section 8.6. If a dispute arises as to whether an applicable post-closing action has been achieved, Buyer and Parent will negotiate in good faith to reach an agreement regarding the matter in dispute.

(b)           Revenue Escrow.

(i)            If the aggregate Revenue for the Automation Business for the fourth fiscal quarter ending December 31, 2024, plus the first fiscal quarter ending March 31, 2025 (such two fiscal quarters, the “Measurement Period”), equals or exceeds the Revenue target set forth on Schedule 2.6(b) (the “Revenue Target”), as finally determined in accordance with Section 2.6(b)(ii), then the Parties shall execute a joint written instruction that instructs the Escrow Agent to release any balance in the Revenue Escrow to Parent. If at the end of the Measurement Period, the Revenue Target has not been achieved, as finally determined in accordance with Section 2.6(b)(ii), then the Parties shall execute a joint written instruction that instructs the Escrow Agent to release any balance in the Revenue Escrow to Buyer.

(ii)            Promptly after Buyer receives the financial statements for the Measurement Period, but in no event later than 30 days after the end of the fiscal quarter ending March 31, 2025, Buyer will deliver to Parent a notice setting forth Buyer’s determination of Revenue for the Automation Business for the Measurement Period and stating whether the Revenue Target is achieved. If the notice provides that the Revenue Target has been achieved, the Parties shall deliver the joint written instruction to the Escrow Agent within 3 Business Days after delivery of the notice to release the Revenue Escrow to Parent. If the notice provides that the Revenue Target has not been achieved, and Parent disagrees with Buyer’s determination, Parent shall notify Buyer no later than 10 Business Days after the applicable notice is delivered of its objections and the basis therefor. If an objection is made, Buyer and Parent will negotiate in good faith to reach an agreement regarding the matters in dispute. Buyer agrees to provide Parent promptly upon request with all reasonable documents related to Buyer’s calculations for the Measurement Period. If Buyer and Parent resolve all matters in dispute, the Parties shall deliver the joint written instruction to the Escrow Agent within 3 Business Days after the date of such resolution to release the Revenue Escrow to Parent or Buyer, as applicable, based upon such resolution. If Buyer and Parent, notwithstanding such good faith effort, fail to resolve all matters in dispute within ten (10) Business Days after Parent advises Buyer of its objections, then any remaining disputed matters will be finally and conclusively determined by the Accounting Firm and the Accounting Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The Accounting Firm will determine (based solely on presentations by Buyer and Parent and not by independent review) only those matters in dispute and will render a written report as to the disputed matters, which report will be final, conclusive, non-appealable and binding upon the parties. All fees and expenses of the Accounting Firm shall be paid by the parties in the same manner as set forth in Section 2.5(f). If the Accounting Firm’s report indicates that Parent is entitled to the Revenue Escrow, the Parties shall deliver the joint written instruction to the Escrow Agent within 3 Business Days after delivery of the report to release the Revenue Escrow to Parent, and, alternatively, if the Accounting Firm’s report indicates that Buyer is entitled to the Revenue Escrow, the Parties shall deliver the joint written instruction to the Escrow Agent within 3 Business Days after delivery of the report to release the Revenue Escrow to Buyer.

(c)            Escrow as Sole Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to (i) any and all claims for any breach of the agreements, covenants and obligations set forth in this Section 2.6, (ii) failure to obtain any Consents or provide any notices set forth on Schedules 3.4(a) or Schedule 3.4(b), or obtain any Spin-Off Agreement or (iii) achieve any Revenue target, shall be the Consent Escrow or the Revenue Escrow, as applicable, and each Party hereby waives to the fullest extent permitted under Law, any and all rights, claims and causes of action for any of the foregoing clauses (i)-(iii) in this Section 2.6 that it may have against the other Parties.

Article 3
REPRESENTATIONS AND WARRANTIES regarding the acquired ENTITIES AND THE AUTOMATION BUSINESS

Except as set forth on the disclosure schedule delivered by Parent to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), Parent represents and warrants to Buyer as follows as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date):

Section 3.1              Organization of the Company. The Company is duly incorporated, validly existing and in good standing under the Regulations of the State of Texas with the requisite corporate power and authority to conduct the Automation Business as of the Closing Date and to own or lease, as applicable, its assets. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Company Material Adverse Effect. Copies of the Organizational Documents of the Company have been made available to Buyer.

Section 3.2              Organization of the Other Acquired Entities. Schedule 3.2 sets forth a true and correct list of each of the Acquired Entities other than the Company. The Company has no Subsidiaries other than the Subsidiaries set forth on Schedule 3.2. Each such Acquired Entity is duly organized, validly existing and in good standing under the Regulations of its jurisdiction of organization as reflected on Schedule 3.2, with the requisite power and authority to conduct the Automation Business as conducted as of the Closing Date and to own or lease, as applicable, its assets. Each such Acquired Entity is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Company Material Adverse Effect. Copies of the Organizational Documents of each such Acquired Entity have been made available to Buyer.

Section 3.3              Authorization. Each Acquired Entity has all requisite power and authority, and has taken all requisite action necessary, to execute, deliver and perform any Ancillary Agreement to which it is a party, to consummate the transactions contemplated thereby and to perform its respective obligations thereunder. The execution and delivery of such Ancillary Agreement by such Acquired Entity to which it is a party and the consummation by such Acquired Entity of the transactions contemplated thereby have been duly approved by such Acquired Entity’s governing body. No other organizational proceeding on the part of such Acquired Entity is necessary to authorize such Ancillary Agreement to which it is a party and the transactions contemplated thereby. Such Ancillary Agreement to which such Acquired Entity is a party has been duly executed and delivered by such Acquired Entity and, assuming the due authorization, execution and delivery of the other parties thereto, is the legal, valid and binding obligation of such Acquired Entity, enforceable against it in accordance with its terms, except (a) as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Regulations affecting creditors’ rights generally, and (b) insofar as the availability of equitable remedies may be limited by applicable Regulations (the preceding clauses (a) and (b) are referred to herein collectively as the “Enforceability Exceptions”).

Section 3.4              Consents; Noncontravention.

(a)            Except as set forth on Schedule 3.4(a) (collectively, the “Applicable Consents”), and except for the applicable requirements under “blue sky” Regulations of various states, no Consent, declaration to or filing or registration with, any Governmental Body or any party to a Material Contract is required to be made or obtained by any Acquired Entity in connection with the Transactions, except for such Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(b)            Except as set forth on Schedule 3.4(b), and except for the applicable requirements under “blue sky” Regulations of various states, the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions, will not (i) violate the Organizational Documents of any Acquired Entity, (ii) violate any Regulation applicable to the Acquired Entities, (iii) constitute a Default by an Acquired Entity under any Material Contract, or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrance) on any asset of any Acquired Entity, except, in each case, for such violations, Defaults or impositions that would not have a Company Material Adverse Effect.

Section 3.5             Capitalization of the Acquired Entities.

(a)            The Company’s authorized Equity Interests consists of 1,000 shares of common stock. The Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered and sold in compliance with all U.S. federal securities Regulations. The Company has 900 shares of common stock held in treasury. The Purchased Shares are owned by Parent. None of the Purchased Shares were issued in violation of statutory preemptive rights or similar Contractual rights.

(b)            There are no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which any Acquired Entity is or may become obligated to issue, sell, transfer, purchase, return or redeem any of its Equity Interests, (ii) Equity Interests of any Acquired Entity reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the Equity Interests of any Acquired Entity have been granted, (iv) statutory preemptive rights or Contractual rights of first refusal to which any Acquired Entity is a party with respect to its Equity Interests, (v) stock appreciation rights, phantom stock or similar plans or rights pursuant to which any Acquired Entity has any obligations or (vi) voting trusts, proxies, or similar agreements to which any Acquired Entity is a party with respect to its Equity Interests.

(c)            Except as set forth on Schedule 3.5(c), all of the outstanding Equity Interests of each of the Company’s Subsidiaries are owned directly by the Company or indirectly through another Subsidiary of the Company. All of the outstanding Equity Interests of each Subsidiary were duly authorized and validly issued, are (to the extent applicable) fully paid and non-assessable, and none of the outstanding Equity Interests of any Subsidiary were issued in violation of any statutory preemptive rights or similar Contractual rights. Neither the Company nor any Subsidiary owns any Equity Interests, or any options, warrants, or any securities which are convertible or exchangeable for Equity Interests, in any other entity. All issued and outstanding Equity Interests of the Acquired Entities were issued and transferred in compliance with applicable Regulations and in accordance with all requirements set forth in the charter documents of the respective Acquired Entity.

Section 3.6              Material Contracts.

(a)           Schedule 3.6(a) sets forth each Contract described in clauses (i) through (xxiii) below to which any Acquired Entity is a party or by which it is bound (other than Contracts which are by their terms no longer in force or effect or pursuant to which a Project Order has not been submitted to the Automation Business in the immediately preceding 12 months) (“Material Contracts”):

(i)            each Contract with an Automation Business Customer or an Automation Business Supplier, including any discounts with respect to such Contracts;

(ii)            each Contract with respect to the resale of Software related to the Automation Business, including any discounts with respect to such Contracts;

(iii)          each Retained Business Shared Contract assigned or to be assigned to an Acquired Entity;

(iv)          each (A) Automation Business Open Project Order (and Retained Business Shared Contract related thereto) assigned or to be assigned to an Acquired Entity and (B) each Retained Business Open Project Order (and Automation Business Shared Contract related thereto) assigned or to be assigned to a member of the Parent Group, in each case pursuant to a Spin-Off Agreement;

(v)           each Automation Business Shared Contract assigned or to be assigned to Parent;

(vi)          each Spin-Off Agreement entered into prior to the Closing Date and all Project Orders related thereto;

(vii)         each Contract requiring the purchase or lease of capital equipment, personal property or fixed assets and payment by one or more of the Acquired Entities of more than $200,000 thereunder on an annual basis;

(viii)        each Contract evidencing Indebtedness;

(ix)           each material partnership, joint venture or other similar Contract;

(x)            each Contract which prohibits or restricts the ability of the Automation Business to compete with any Person as of the Closing Date;

(xi)           each Contract with any Person currently engaged as an independent contractor or consultant or on any other non-employee basis as of the Closing Date that is not terminable with less than 31 days’ notice without penalty;

(xii)          each employment-related Contract that provides for (1) a term of employment that is not terminable at will; (2) annual base salary that exceeds $200,000 per year; (3) severance pay or other fees or compensation upon a termination for any reason; or (4) compensation or rights upon a change in control;

(xiii)         each Contract that provides for indemnification in favor of any Automation Business Employee or officer, agent, director or member of any Acquired Entity (other than the Organizational Documents of any Acquired Entity);

(xiv)         each collective bargaining agreement, side letter agreement, memoranda of understanding, assent agreement, or other similar Contract, with any Union;

(xv)          each Contract with any Governmental Body;

(xvi)         each Contract granting to any Person (other than an Acquired Entity) an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any Equity Interests or material assets of the Acquired Entities;

(xvii)        each Contract involving (1) the sale or purchase of material assets or properties (other than in the Ordinary Course of Business) or (2) a merger, consolidation, business combination or similar extraordinary transaction involving an Acquired Entity to the extent any of the Acquired Entities has any remaining material right, obligation or liability thereunder;

(xviii)       each Contract requiring any of the Acquired Entities to dispose of any their assets material to the ongoing operation of the Automation Business to the extent any of the Acquired Entities has any remaining material right, obligation or Liability thereunder;

(xix)          each Contract that is a settlement or similar agreement under which any Acquired Entity has any ongoing obligations, limitations or restrictions or receives any ongoing benefits or rights;

(xx)           each Contract pursuant to which any Acquired Entity has granted a power of attorney or proxy, whether limited or general, revocable or irrevocable;

(xxi)          each Contract that contains any preferential pricing provisions, such as “most favored customer” or “most favored nation” provisions or similar or equivalent price or term protection clauses;

(xxii)         each Contract that contains any earn-out or similar provision to the extent any of the Acquired Entities has any remaining material right, obligation or liability thereunder; and

(xxiii)        any other Contract that involves the payment or potential payment, pursuant to the terms of any such Contract, by any of the Acquired Entities to any third party of more than $250,000 in any calendar year to the extent such Contract is not otherwise covered by Section 3.6(a)(i) through Section 3.6(a)(xxii).

(b)           True and correct copies of such Material Contracts have been made available to Buyer. Except as set forth on Schedule 3.6(b), no Acquired Entity has received written notice that it is, nor, to the Knowledge of the Company, any other Person party thereto is, in Default of any provision of, or in Default under the terms of, any such Contract or subject to the occurrence of an event that, with or without the passage of time, the giving of notice or both, would permit modification or acceleration under any such Contract. There are no renegotiations of, or attempts to renegotiate, any amounts in excess of $25,000 paid or payable to an Acquired Entity under any Material Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made a demand for such renegotiation. With respect to each such Material Contract, (i) such Material Contract is legal, valid, binding, and enforceable against an Acquired Entity, in each case except as enforcement may be limited by the Enforceability Exceptions, and, to the Knowledge of the Company, against each other Person party thereto, and in full force and effect and, subject to obtaining Consents set forth on Schedule 3.4(a), shall continue in full force and effect following the Closing, without the Consent of any Governmental Body or other Person, (ii) subject to obtaining Consents set forth on Schedule 3.4(a), the consummation of the Transactions shall not afford any other Person the right to terminate any such Material Contract, and (iii) to the Knowledge of the Company, no Person party thereto has repudiated any material provision of any Material Contract. Neither Parent nor any Acquired Entity has (i) received any notice of cancellation or termination or, other than pursuant to the terms of such Material Contract existing as of the Closing Date, change in material terms (including, pricing, term and volume) of any such Material Contract, or (ii) obtained or granted any material waiver of or under any provision of any such Material Contract.

Section 3.7            Title to Assets. Each Acquired Entity has good and marketable title to, or in the case of leased tangible assets, a valid leasehold interest in, all of the Automation Business Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. All such Automation Business Assets are sufficient to conduct the Automation Business as it is currently conducted, and all tangible assets and properties are in good operating condition and repair, reasonable wear and tear excepted. No Acquired Entity owns, or has a leasehold interest in, any assets other than the Automation Business Assets.

Section 3.8            Real Property. No Acquired Entity owns, leases, subleases, or otherwise has any right to use or occupy any Real Property. The activities of the Automation Business are conducted through a remote work setting, or with respect to the operations of the Automation Business in India, through the use of shared office space with a member of the Parent Group.

Section 3.9            No Conflict or Violation. Except as set forth on Schedule 3.9, neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will (a) result in or constitute a Default under the Organizational Documents of any Acquired Entity, (b) result in or constitute a Default under any Material Contract, (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Order or Regulation applicable to the Automation Business or Permit of any Acquired Entity, or (d) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of any Acquired Entity.

Section 3.10          Financial Information.

(a)           Parent has made available to Buyer the financial information set forth on Schedule 3.10(a) (the “Financial Information”), which Financial Information (i) presents fairly, in all material respects, the assets, liabilities and financial condition of the Acquired Entities as of and at the dates, and as of and for the periods, specified therein, (ii) is consistent with the books and records of the Ultimate Parent (which books and records are correct and complete in all material respects) and (iii) is prepared in accordance with GAAP (subject to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not, individually or in the aggregate, be materially adverse).

(b)           The Acquired Entities do not have any Liabilities except for (i) Liabilities adequately disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Information (or in any notes thereto) (regardless of classification), (ii) obligations under Material Contracts or under any other Contracts entered into in the Ordinary Course of Business (but not Liabilities for breaches or Defaults thereof), (iii) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability for breach of contract, breach of warranty, tort or infringement), (iv) Transaction Expenses, or (v) Liabilities set forth on Schedule 3.10(b).

(c)           The applicable member of the Parent Group maintains adequate internal accounting controls which provide reasonable assurance that material transactions from the Automation Business are executed with management’s authorization. The Parent Group has not received, nor provided, any written notice from, or to, their independent auditors relating to (i) any significant deficiencies in the design or operation of internal controls which would adversely affect the ability of the applicable member of the Parent Group to record, process, summarize and report financial data and any material weaknesses in internal controls, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Automation Business.

Section 3.11           Taxes.

(a)            All income Tax Returns and other material Tax Returns required to have been filed by or with respect to the Acquired Entities have been timely filed. Each such Tax Return is correct and complete in all material respects. All Taxes owed by the Acquired Entities (whether or not shown as due and payable on a Tax Return) have been timely paid in full.

(b)            No written claim has been made within the past three (3) years by a Governmental Body in a jurisdiction where any of the Acquired Entities does not file Tax Returns that such Acquired Entity is or may be subject to taxation by that jurisdiction.

(c)            There are no Encumbrances with respect to Taxes on any of the assets of the Acquired Entities, other than Permitted Encumbrances.

(d)            No Acquired Entity has waived any statute of limitations in respect of material Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency (other than an automatic extension to file Tax Returns), which waiver or extension currently is effective with respect to Taxes incurred.

(e)            The Acquired Entities have timely filed all information, returns or reports, including IRS Forms 1099 and W-2 (and foreign, state and local equivalents) that are required to have been filed by them and have accurately reported all information to be included on such returns or reports.

(f)            The Acquired Entities have withheld and timely remitted to the appropriate Taxing authority all taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor or any other Person.

(g)            No Tax Return of the Acquired Entities with respect to any Pre-Closing Tax Period has ever been audited by any Taxing authority.

(h)            There is no proceeding pending, to the Knowledge of Parent, or threatened in writing against the Acquired Entities in respect of any Tax of the Acquired Entities.

(i)            None of the Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting made prior to Closing for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of an installment sale that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date, (vi) as a result of any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) with respect to the discharge of any indebtedness on or prior to the Closing Date, (vii) as a result of the use of any impermissible method of accounting prior to the Closing Date, (viii) as a result of using the deferral method provided for under IRS Revenue Procedure 2004-34 or making an election under Section 451(c) of the Code, as applicable, in respect of any transaction occurring or payment received prior to the Closing Date, (ix) as a result of any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code, (x) pursuant to Section 965 of the Code or (xi) pursuant to Section 59A of the Code (or any similar provision of state, local or foreign Law).

(j)            None of the Acquired Entities will be required to include any item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to such Acquired Entity, or the income, assets or operations of the Acquired Entity, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to the Acquired Entity, or the income, assets or operations of the Acquired Entity, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period, including the portion of a Straddle Period ending on the Closing Date as determined in accordance with Section 8.3(b).

(k)            No Acquired Entity is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than one exclusively between or among members of the Acquired Entities or one entered into Ordinary Course of Business the primary purpose of which is not Taxes) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which the Parent is a member) under Treasury Regulations Sections 1.1502-6 or 1.1502-78 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract or otherwise.

(l)            During the last 3 years, no Acquired Entity has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)          No Acquired Entity has participated in any “reportable transaction” as defined in Section 6707A of the Code or Section 1.6011-4 of the Treasury Regulations (or any predecessor provision).

(n)           Each Acquired Entity has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)          The Company, and each Acquired Entity that is a United States Person, as defined in Section 7701(a)(30) of the Code, does not have, and has never had, a permanent establishment in any foreign country other than the country in which the Company or such Acquired Entity is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which the Company or such Acquired Entity is organized.

(p)          The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement which is still in effect with any Governmental Body.

Section 3.12          Employee Benefit Plans.

(a)          Schedule 3.12(a)(i) sets forth each Acquired Entity Benefit Plan and Schedule 3.12(a)(ii) sets forth each material Parent Benefit Plan.

(b)          As applicable with respect to each Acquired Entity Benefit Plan, Parent has made available to Buyer a true and correct copy of: (i) the most recently filed annual report on Form 5500 including all applicable schedules, if any, and the most recent actuarial valuation report, if applicable; (ii) the plan document and a copy of any related insurance contract, trust agreement or other funding arrangements including any amendment (or a written description thereof); (iii) the most recent Internal Revenue Service determination, opinion or notification letter; (iv) the current summary plan description and any material modifications thereto, if any; (v) copies of all applicable nondiscrimination tests for the last three (3) years; (vi) any non-routine correspondence with any Governmental Body; and (vii) copies of any application or filing, made in the last three (3) years under a government-sponsored employee benefit plan amnesty, voluntary compliance, self-correction or similar program (including summaries of any self-corrections where an application or filing was not required).

(c)          (i) Each Employee Plan has been maintained, operated and administered in material compliance with its terms and applicable Regulations and Orders and (ii) all premiums and contributions required to be made by any Acquired Entity or Parent or any of their Affiliates to any Employee Plan have been timely made or accrued. There has been no breach of fiduciary duties under Section 404 of ERISA, and no nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan that would reasonably be expected to subject any Acquired Entity or any employee, director, owner of an Acquired Entity to any Liability.

(d)           Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype opinion letter.

(e)            Except as set forth on Schedule 3.12(e), none of the Acquired Entities nor any of their ERISA Affiliates has contributed to, or been required to contribute to, or had, has or may have any Liability relating to (i) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA, (ii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA that was not fully insured, (iii) any “multiple employer plan” sponsored by more than one employer within the meaning of Sections 4063 or 4064 of ERISA, or (iv) any “multiemployer plan” as such term is defined in Section 4001(a)(3) of ERISA.

(f)            No Acquired Entity Benefit Plan and, with respect to Automation Business Employees, no Parent Benefit Plan, provides health, medical, dental or life insurance following retirement or other termination of employment or service of any Person, or to any other Person, other than as required under Section 4980B of the Code or applicable state Regulations.

(g)          Other than routine claims for benefits, there have in the last three (3) years been no, and are currently no, pending or, to the Knowledge of the Company, threatened audits, investigations, litigation, proceedings, disputes or claims by or on behalf of any participant in any of the Acquired Entity Benefit Plans and, with respect to Automation Business Employees, each Parent Benefit Plan, or otherwise involving any Acquired Entity Benefit Plans and, with respect to Automation Business Employees, each Parent Benefit Plan, or the assets of any Acquired Entity Benefit Plans and, with respect to Automation Business Employees, each Parent Benefit Plan.

(h)          Without limiting the generality of Section 3.12(a) through Section 3.12(g), each Foreign Plan (i) has been in all material respects established, maintained, funded and administered in accordance with its terms and all applicable Regulations and Orders; (ii) is not a “defined benefit pension plan” (as defined in ERISA, whether or not subject to ERISA), or a seniority premium, termination indemnity, gratuity or similar benefit plan or arrangement that has any unfunded or underfunded liabilities; and (iii) required to be registered has been registered and has been maintained in good standing in all material respects with applicable Governmental Bodies.

(i)            Except as set forth on Schedule 3.12(i), or as required by applicable Regulations and Orders, or as otherwise contemplated under this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other event) will with respect to any current or former employee, director, or other personal service provide to any Acquired Entity (i) result in any payment or benefit (whether in cash, property or vesting of property) becoming due; (ii) increase any payment or benefit to be paid or provided; (iii) result in an acceleration of the funding, time of payment or vesting of any payments or benefits; (iv) otherwise give rise to any increased or accelerated funding obligation by any Acquired Entity with respect to any Acquired Entity Benefit Plan; or (v) result in any payment or deemed payment that, individually or in the aggregate, would be characterized as an “excess parachute payment” (as defined in Section 280G of the Code). Neither Parent nor any of its Subsidiaries has any gross-up or indemnity obligation on or after the Closing Date with respect to any current or former employee, director, or other personal service provide to any Acquired Entity for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

(j)            Schedule 3.12(j) sets forth each Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. No Employee Plan has resulted, or would result, if operated in accordance with its terms, in the payment by any participant therein of interest or additional tax on nonqualified deferred compensation under Section 409A(a)(1)(B) of the Code.

Section 3.13          Compliance with Regulations and Orders. Each Acquired Entity is, and during the past five (5) years has been, in material compliance with all applicable Regulations and Orders applicable to it. None of the Acquired Entities has received any written notice of any claim that it is not in material compliance with any such Regulations or Orders, and to the Knowledge of the Company, there is no basis which would constitute noncompliance with any such Regulations or Orders.

Section 3.14           Permits. Parent has made available to Buyer true and correct copies of all material Permits used in the operation of the Automation Business, all of which are in full force and effect as of the Closing Date. None of the Acquired Entities is in Default, nor has any Acquired Entity received any written notice of any unresolved claim of Default, with respect to any such Permit.

Section 3.15           Actions. Except as set forth in Schedule 3.15, there is no Action which, if adversely determined, would reasonably be expected to result in a Liability of, or restriction on, any Acquired Entity or any member of the Parent Group that is pending or, to the Knowledge of the Company, threatened against an Acquired Entity or any member of the Parent Group, in each case conducting the Automation Business.

Section 3.16           Labor and Employment Matters.

(a)            Parent has made available to Buyer a complete and accurate list of each employee of the Automation Business as of the Closing Date (such employee, an “Automation Business Employee”) by: (i) name; (ii) identity of employer; (iii) principle work location; (iv) job title; (v) whether classified as exempt or non-exempt under applicable wage and hour Regulations (to the extent such is employed in the U.S.); (vi) base salary or wage rate; (vii) commission, bonus, incentive pay, and/or any other compensation opportunity, including severance pay; and (viii) any benefits, payments, or rights upon a change in control. Except as provided in Schedule 3.16(a), all such Automation Business Employees are employed on an “at will” basis and may be terminated at any time with or without notice or cause.

(b)            Schedule 3.16(b) sets forth a complete and accurate list, as of the Closing Date, of all individuals engaged by the Automation Business as an independent contractor or consultant by: (i) name; (ii) identity of entity to whom services are rendered; (iii) principal work location; (iv) job title or description of services; (v) the base salary for 2024; and (vi) any benefits, payments or rights upon termination of the engagement or upon a change in control. Except as provided on Schedule 3.16(b), all such individuals are engaged on an “at will” basis and may be terminated at any time with or without notice or cause.

(c)           There is no pending, and there has not been any, strike, slowdown, work stoppage, lockout, picketing, unfair labor practice charge, grievance, or any other material labor dispute involving any Acquired Entity and, to the Company’s Knowledge, none is threatened.

(d)           No Automation Business Employee is represented by a trade or labor union or organization, employees’ association or similar organization representing employees (collectively, a “Union”). To the Company’s Knowledge, there has not been any attempt by any Automation Business Employees or any Union to organize any Automation Business Employees into a collective bargaining unit or certify a collective bargaining unit or to engage in any other organization activity with respect to the workforce of the Acquired Entity. None of the Acquired Entities is a party to or bound by any collective bargaining agreement, labor contract, side letter agreement, or other agreement with any Union, nor is any such agreement presently being negotiated, nor is there any duty on the part of any Acquired Entities to bargain with any Union.

(e)           During the 90 day period prior to the Closing Date the Automation Business has not taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and/or any similar state, local or foreign plant closing or mass layoff Regulation (“WARN Act Regulations”) or that could otherwise reasonably be expected to trigger a notice requirement or result in a material liability or obligation of, or material restriction on, any of the Acquired Entities under the WARN Act Regulations.

(f)            No Action is pending against any of the Acquired Entities or any member of the Parent Group conducting the Automation Business and, to the Knowledge of the Company, no Action is threatened by any Person, arising out of or relating to employment, including without limitation hiring, misclassification, overtime, taxes, wages, hours, discrimination, COVID-19, harassment, retaliation, personnel policies and practices, terms and conditions of employment, leaves of absences, accommodations, health and safety, privacy, termination or other matter relating to employment.

(g)           The Acquired Entities are, and have been, in material compliance with all employment Contracts entered into with Automation Business Employees and with all applicable foreign, federal, state, and local laws and Regulations pertaining to employment practices with respect to Automation Business Employees, including but not limited to, all laws relating to labor relations, unfair labor practices, equal employment opportunities, disability accommodation, immigration, wages (including tax and social security contributions), employee classification, hiring, background checks, drug testing, occupational health and safety, workers’ compensation, and leaves of absence. To the Company’s Knowledge, no allegations of sexual harassment or sexual misconduct have been made by or involving any Automation Business Employee. All persons treated by the Acquired Entities as consultants or independent contractors are properly classified as such under all applicable laws and Regulations. All Automation Business Employees (to the extent employed in the United States) are properly classified as overtime exempt or non-exempt under the Fair Labor Standards Act and applicable state and local wage and hour laws and Regulations. There are no actions against Parent pending, or to the Knowledge of the Company, threatened to be brought or filed in, by, or with any court, government agency, or arbitral forum in connection with the employment or engagement of any current or former applicant, employee, consultant, or contractor of Parent.

Section 3.17            Intellectual Property.

(a)            Each Acquired Entity: (i) owns all rights, title and interest in the Business Intellectual Property; or (ii) possesses valid licenses or other valid rights to use (which term and its correlatives, as used in this Section 3.17, shall also include the right to license and/or distribute) the Business Intellectual Property in the manner in which it has used or is using the Business Intellectual Property.

(b)            Schedule 3.17(b) sets forth all registered, filed or applications for Intellectual Property owned by any of the Acquired Entities including, where applicable, (i) the name of the registered owner, (ii) date of registration or application and (iii) name of registration body where the registration, filing or application was made. All renewal and maintenance fees in respect of the items listed on Schedule 3.17(b) (if applicable) have been duly paid and all registrations therefor are in full force and are not subject to any challenge, opposition, nullity proceeding or interference or, to the Company’s Knowledge, threats to commence same. Schedule 3.17(b) sets forth all Software which is marketed or promoted as a product, solution or critical part of any service of any Acquired Entity with respect to the Automation Business. All Business Intellectual Property which is owned by any Acquired Entity is herein referred to as “Owned Intellectual Property.”

(c)            All Owned Intellectual Property was developed, created and designed by Automation Business Employees acting within the scope of their employment or by consultants or contractors who have assigned all of their right, title and interest in and to such Owned Intellectual Property.

(d)            There is no Action pending or, to the Knowledge of the Company, threatened in writing against any Acquired Entity by any third party, and none of the Acquired Entities have received written notice of any such claim that remains unresolved, in either case that (i) alleges that any Business Intellectual Property, or the use thereof, infringes, violates or misappropriates, or has infringed, violated or misappropriated (collectively, “Infringes”), the rights of any Person; (ii) challenges the ownership, validity or enforceability of any Business Intellectual Property; or (iii) alleges that the conduct of any Acquired Entity with respect to the Automation Business, including any products or services, or the use, offer or provision thereof by the Acquired Entities, Infringes the rights of any Person.

(e)            Schedule 3.17(e) sets forth a list of each Contract to which an Acquired Entity is a party relating to the use of Business Intellectual Property, other than Contracts with customers entered into in the Ordinary Course of Business (the “Business Intellectual Property Contracts”). True and correct copies of such Business Intellectual Property Contracts have been made available to Buyer. Except as set forth on Schedule 3.17(e), each of the Business Intellectual Property Contracts is in full force and effect and no Acquired Entity has received written notice (i) that an Acquired Entity is in Default under any of the Business Intellectual Property Contracts or (ii) of any cancellation or termination of any of the Business Intellectual Property Contracts, and the Company has no Knowledge of any Default under any of the Business Intellectual Property Contracts by the other parties thereto. Each Business Intellectual Property Contract is a legal, valid and enforceable obligation of the Acquired Entity party thereto and, to the Knowledge of the Company, each Business Intellectual Property Contract is a legal, valid and enforceable obligation of the other parties thereto, in each case except as enforcement may be limited by the Enforceability Exceptions. Schedule 3.17(e) sets forth the Commercial Software used in the Automation Business licensed by the Acquired Entities on the Closing Date (the “Transferred Commercial Software”) and use of such Transferred Commercial Software is in accordance with such licenses.

(f)            No Action is pending or, to the Knowledge of the Company, threatened in writing against any Person in which an Acquired Entity alleges that such Person Infringes any Business Intellectual Property. To the Knowledge of the Company, no Person is Infringing the rights of the Acquired Entities in the Business Intellectual Property.

(g)           The Acquired Entities have taken commercially reasonable measures to protect and preserve the security and confidentiality in all Trade Secrets owned by the Acquired Entities. All Automation Business Employees who were involved in the development of Owned Intellectual Property have executed and delivered to the applicable Acquired Entity an agreement regarding the protection of such Owned Intellectual Property, and the assignment to or ownership by the Acquired Entities of all Intellectual Property arising from the services performed for the Acquired Entities by such Persons.

(h)           The computer software, hardware, systems, databases and information technology services used by any Acquired Entity in the operation of the Automation Business (the “Computer System”) meets the needs of the Automation Business and operations of the Acquired Entities as presently conducted. The Acquired Entities have arranged for disaster recovery and/or back-up data processing services to meet their respective data processing needs in the event the Computer System or any of its components is rendered temporarily or permanently inoperative as a result of a natural or other disaster, and is tested at least on an annual basis. The Computer System has not suffered any failures, errors or breakdowns in the Computer System within the past twelve (12) months which have caused any disruption or interruption in the Automation Business.

(i)            Except as set forth on Schedule 3.17(i), (i) each Acquired Entity conducting the Automation Business has collected and used personally identifiable information in compliance with its privacy policies displayed on its websites or committed to in Business Intellectual Property Contracts, (ii) each Acquired Entity has conducted the Automation Business in material compliance with all Regulations relating to privacy, security and security breach notification requirements applicable to the operation of the Automation Business, and (iii) no Acquired Entity conducting the Automation Business has experienced any breach of security of personally identifiable information maintained, processed or transmitted by the Parent Group or the Acquired Entities, whether or not such security breach required notice thereof to any Person under any applicable Regulation.

Section 3.18            Insurance. Parent has made available to Buyer true and correct copies of all material policies or binders of insurance maintained by the Parent Group as of the Closing Date with respect to the Automation Business, the assets of the Automation Business or the Automation Business Employees. All such insurance coverage is in full force and effect, no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received by any member of the Parent Group with respect thereto. All premiums and other amounts due on such policies have been paid, and the Parent Group has complied in all material respects with the provisions of such policies. Schedule 3.18 sets forth a true and correct history of insurance claims made by any of the Parent Group with respect to the Automation Business during the applicable statute of limitations period, including the final disposition or the status of such claim(s). To the Knowledge of the Company, there is no claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. No member of the Parent Group has received any written notice of cancellation or non-renewal of any such policies from any of its insurance carriers nor, to the Knowledge of the Company, is the termination of any such policies threatened. None of such policies provides for any retrospective premium adjustment, experience-based liability or loss sharing arrangement affecting the Automation Business.

Section 3.19            Brokers. Other than Banker, none of the Acquired Entities nor any of their respective officers, directors, employees or stockholders (except for Parent) has entered into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of such Acquired Entity or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions.

Section 3.20            Customers and Suppliers. Schedule 3.20 lists each customer of the Automation Business, along with revenues for goods sold or services provided for each such customer for the 24-month period ended July 31, 2024 (collectively, the “Automation Business Customers”). Schedule 3.20 lists each supplier of the Automation Business, along with gross purchases for each such supplier for the 24-month period ended July 31, 2024 (collectively, the “Automation Business Suppliers”).

Section 3.21            Absence of Changes. Since the Balance Sheet Date, there have been no events, developments or occurrences that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Except as otherwise contemplated or permitted by, or as a consequence of or in connection with, the Transactions, or as set forth on Schedule 3.21, from the Balance Sheet Date until the Closing Date, the Automation Business has been conducted, in all material respects, in the Ordinary Course of Business, and none of the Acquired Entities has taken (or failed to take) any of the following actions:

(a)            sell, lease, transfer, or assign any of their material assets;

(b)            grant any license or sublicense of any rights under or with respect to any Business Intellectual Property (other than confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business and non-exclusive licenses or other rights granted in the Ordinary Course of Business in connection with the sale, lease or transfer of finished products or services to customers on standard terms and conditions);

(c)            incur or guaranty any Indebtedness, other than pursuant to the Credit Agreement;

(d)            make or authorize any change in any of their Organizational Document;

(e)            issue, sell, or otherwise dispose of any of their Equity Interests, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their Equity Interests;

(f)            (1) make any increase in the base compensation of any Automation Business Employee with annual salaries in excess of $250,000, except in the Ordinary Course of Business, or (2) adopt any Employee Plan or Foreign Plan or modify any Employee Plan or Foreign Plan in any material respect, in each case, except as may be required by any Regulation or Contract;

(g)            make any Tax election if the effect of such election would be to increase the Tax Liability of any of the Acquired Entities in taxable periods beginning after the Closing Date;

(h)            terminate any Material Contract (other than upon any expiration of the term of any Material Contract) other than in the Ordinary Course of Business;

(i)            adopted any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization;

(j)            made or committed to make any capital expenditures, except for capital expenditures set forth in the Acquired Entities’ budget previously made available to Buyer, that exceeds $50,000;

(k)            changed the accounting methods of the Acquired Entities (including changes in reserve or accrual amounts or policies) or any other financial or accounting methods, policies or practices, except and only to the extent required by a change in GAAP;

(l)            other than in the Ordinary Course of Business, or with respect to property and assets having an aggregate book value of less than $50,000, sold, transferred, leased, licensed, encumbered (other than Permitted Encumbrances) or otherwise disposed of any property or asset;

(m)           other than in the Ordinary Course of Business, entered into any Contract with any member of the Parent Group or otherwise performed any transaction with, or for the benefit of, any member of the Parent Group (other than payments made to officers, directors and employees in the Ordinary Course of Business); or

(n)            legally obligate itself to do any of the actions described in the foregoing clauses (a) through (m).

Section 3.22            Accounts Receivable. All of the accounts receivable of the Automation Business reflected on the balance sheets as of the Balance Sheet Date included in the Financial Information and the accounts receivable of the Automation Business arising after the date thereof through the Closing Date, and which have not yet been collected, (a) are current and not more than ninety (90) days overdue as of the date hereof and, to the Knowledge of the Company, will be collectible in the aggregate recorded amounts thereof (net of any reserves for doubtful accounts consistent with prior practices as reflected on the Financial Information), without resort to litigation, in accordance with their terms and no later than one hundred twenty (120) days of invoice thereof, in each case except as set forth on Schedule 3.22, and (b) represent valid obligations of customers of the Automation Business, and arose out of bona fide transactions in the Ordinary Course of Business. Except as set forth on Schedule 3.22, there is no pending, or to the Knowledge of the Company, threatened, contest, claim, defense or right of set-off of any account debtor relating to the amount or validity of any of the Automation Business’s accounts receivables, other than discounts or returns in the Ordinary Course of Business.

Section 3.23           Bank Accounts. Schedule 3.23 sets forth the following information with respect to each account maintained by or for the benefit of any Acquired Entity at any bank or other financial institution: (a) the name of the bank or financial institution, (b) the account number, and (c) the names of all individuals authorized to draw on or make withdrawals from such accounts.

Section 3.24           Questionable Payments; Trade Control Matters.

(a)            No Acquired Entity, nor, to the Knowledge of the Company, any of its directors, executives, representatives, agents or Automation Business Employees has (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, or any equivalent foreign Regulations, (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(b)            No Acquired Entity, nor, to the Knowledge of the Company, any of its employees, officers, directors, any agent or other third party representative acting on behalf of any Acquired Entity, is: (a) a Sanctioned Person; (b) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Destination, to the extent such activities violate applicable Trade Control Regulations; or (c) otherwise in violation of applicable Trade Control Regulations in any material respect.

Section 3.25            CFIUS. None of the Acquired Entities is a U.S. business that engages in (a) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the performance of any function set forth in appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” within the meaning of the DPA; (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA; or (d) the collection, storage, or processing, directly or indirectly, of “personal information” or “sensitive personal data” of any person within the meaning of the (Indian) Information Technology Act 2000 and the rules and regulations made thereunder as amended from time to time. The Company does not meet the definition of a “TID U.S. Business” within the meaning of the DPA. None of the Acquired Entities has sold, directly or indirectly, goods or services to, or has any open contract, work order, or other contractual relationship with, or involving, a United States federal Governmental Body.

Section 3.26            No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3 and Article 4 (as qualified by the Disclosure Schedules), neither Parent nor any other Person acting on behalf of Parent or any Acquired Entity has made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Parent, any Acquired Entity, the Automation Business or the Transactions.

Article 4
REPRESENTATIONS AND WARRANTIES regarding PARENT

Parent represents and warrants to Buyer as follows as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date):

Section 4.1             Organization. Parent is duly organized, validly existing and in good standing under the Regulations of the State of Texas with full corporate power and authority to conduct its business as it is being conducted as of the Closing Date and to own or lease, as applicable, its assets.

Section 4.2             Authorization. Parent has all requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party, to consummate the Transactions contemplated thereunder and to perform its obligations thereunder. The execution and delivery of the Transaction Documents to which Parent is a party, and the consummation of the Transactions contemplated thereby, have been duly approved by the board of directors of Parent. No other proceeding on the part of Parent is necessary to authorize the Transaction Documents to which Parent is a party and the consummation of the Transactions contemplated thereby. This Agreement and each of the other Transaction Documents to which Parent is a party has been, or will be, duly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the other parties thereto, is the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 4.3             Consents; Noncontravention.

(a)            Except for the applicable requirements under “blue sky” Regulations of various states, no material Consent, declaration to or filing or registration with, any Governmental Body or any other Person is required to be made or obtained by Parent in connection with the execution, delivery and performance of the Transaction Documents to which Parent is a party or the consummation of the Transactions, except, in each case, for such Consents the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Except for the applicable requirements under “blue sky” Regulations of various states, the execution, delivery and performance of the Transaction Documents to which Parent is a party and the consummation of the Transactions, will not (i) violate the Organizational Documents of Parent, (ii) violate any Regulation applicable to Parent, (iii) constitute a Default by Parent under any Contract to which it is a party, or (iv) result in the creation or imposition of any Encumbrance on any asset of Parent, except, in each case, for such violations, Defaults or impositions that would not have a Parent Material Adverse Effect.

Section 4.4             Title to Purchased Shares. The Purchased Shares owned by Parent are free and clear of any Encumbrances other than (a) applicable transfer restrictions pursuant to applicable Regulations, (b) Encumbrances that will be released at or prior to the Closing, (c) Encumbrances created or approved by Buyer, and (d) Permitted Encumbrances. Parent is not a party to any option, warrant, purchase right, or other Contract that could require Parent to sell, transfer, or otherwise dispose of the Purchased Shares (other than this Agreement). Parent is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Purchased Shares. Upon transfer of the Purchased Shares to Buyer at the Closing in accordance with this Agreement, Buyer will acquire good title to the Purchased Shares, free and clear of all Encumbrances other than (a) applicable transfer restrictions pursuant to applicable Regulations, (b) Encumbrances created or approved by Buyer, (c) Permitted Encumbrances, and (d) Encumbrances arising out of the ownership of such Purchased Shares by Buyer.

Section 4.5              Compliance with Regulations and Orders. Parent is in material compliance with all Regulations and Orders applicable to it, except, in each case, for such non-compliance that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6              Actions. There is no Action pending or, to the knowledge of Parent, overtly threatened in writing against Parent, nor to the knowledge of Parent is there any investigation in which Parent is the subject or the target by any Governmental Body, which would result in a Parent Material Adverse Effect.

Article 5
REPRESENTATIONS AND WARRANTIES regarding buyer

Buyer represents and warrants to Parent as follows as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date):

Section 5.1              Organization. Buyer is duly organized, validly existing and in good standing under the Regulations of the jurisdiction of its organization with full power and authority to conduct its business as it is being conducted as of the Closing Date and to own or lease, as applicable, its assets.

Section 5.2              Authorization. Buyer has all requisite power and authority, and has taken all requisite action necessary, to execute, deliver, and perform the Transaction Documents to which Buyer is a party, to consummate the Transactions and to perform its obligations thereunder. The execution and delivery of the Transaction Documents to which Buyer is a party, and the consummation of the Transactions, have been duly approved by the governing body of Buyer. No other proceeding on the part of Buyer is necessary to authorize the Transaction Documents to which Buyer is a party and the Transactions. This Agreement and each of the other Transaction Documents to which Buyer is a party has been, or will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other parties thereto, is the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 5.3             Consents; Noncontravention.

(a)            Except for the applicable requirements under “blue sky” Regulations of various states, no material Consent, declaration to or filing or registration with, any Governmental Body or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of the Transaction Documents to which Buyer is a party or the consummation of the Transactions, except, in each case, for such Consents the failure of which to obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)            Except for the applicable requirements under “blue sky” Regulations of various states, the execution, delivery and performance of the Transaction Documents to which Buyer is a party or the consummation of the Transactions, will not (i) violate the Organizational Documents of Buyer, (ii) violate any Regulation applicable to Buyer, (iii) constitute a Default by Buyer under any Contract to which it is a party, or (iv) result in the creation or imposition of any Encumbrance on any asset of Buyer, except, in each case, for such violations, Defaults or impositions that would not have a Buyer Material Adverse Effect.

Section 5.4              Solvency. Immediately after giving effect to the consummation of the Transactions: (a) the fair saleable value (determined on a going concern basis) of the assets of the Acquired Entities shall be greater than the total amount of their Liabilities; (b) Buyer and the Acquired Entities shall be able to pay their debts as they become due; and (c) the Acquired Entities shall have adequate capital to carry on their businesses. Buyer is making no transfer of property and no obligation is being incurred by Buyer in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of Buyer.

Section 5.5              Compliance with Regulations and Orders. Buyer is in material compliance with all Regulations and Orders applicable to it, except, in each case, for such non-compliance that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6              Brokers. None of Buyer nor any of its officers, directors, employees or stockholders has entered into, nor will enter into, any Contract with any broker, finder or similar agent or any Person which has or will result in the obligation of Buyer or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the Transactions.

Section 5.7              Actions. There is no Action pending or, to the knowledge of Buyer, overtly threatened in writing against Buyer, nor to the knowledge of Buyer, is there any investigation in which Buyer is the subject or the target by any Governmental Body, which would result in a Buyer Material Adverse Effect.

Section 5.8              Access to Information. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the Transactions. Buyer acknowledges that it is relying solely on its own investigation and analysis in entering into the Transactions. Buyer is knowledgeable about the industries in which the Acquired Entities operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the Books and Records, facilities and personnel of the Acquired Entities for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Acquired Entities.

Section 5.9              R&W Policy. Buyer has obtained and bound the R&W Policy pursuant to the binder and its exhibits, a true, accurate and complete copy of which is attached hereto as Exhibit B insuring Buyer and its Affiliates for losses due to breaches of representations and warranties contained in Article 3 and Article 4. The R&W Policy provides that (a) the insurer thereunder will have no subrogation rights against Parent or any of its Affiliates except solely in the case of Fraud, (b) Parent is an express third party beneficiary of the R&W Policy with respect to the matters set forth in the foregoing clause (a), and (c) the R&W Policy may not be amended or modified with respect to the matters set forth in the foregoing clause (a) or in any other manner materially adverse to Parent or any Affiliate of Parent, in each case, without the prior written Consent of Parent.

Section 5.10            No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5, neither Buyer nor any other Person acting on behalf of Buyer has made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Buyer or the Transactions.

Article 6
COVENANTS OF PARENT

Section 6.1             Parent Restrictive Covenants.

(a)            Non-Competition. Parent covenants and agrees that during the period beginning on the Closing Date and ending upon the fourth (4th) anniversary of the Closing Date, Parent will not, and will cause each of its Affiliates not to, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that is in competition anywhere in the world with the Automation Business. Notwithstanding the foregoing, nothing contained in this Section 6.1(a) shall prohibit Parent or any of its Affiliates from the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.

(b)            Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 6.1(a), Parent hereby covenants and agrees that, during the period beginning on the Closing Date and ending upon the third (3rd) anniversary of the Closing Date, Parent will not, and will cause its Affiliates not to, directly or indirectly, solicit, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, any Person that is or was a customer, supplier or other business relation of any of the Acquired Entities at any time during the 24 month period prior to the Closing Date for purposes of diverting such Person’s purchase of services from the Automation Business from any Acquired Entity. Notwithstanding the foregoing, nothing contained in this Section 6.1(b) shall prohibit the Parent Group or any of their Affiliates from maintaining any existing relationships with any Person that is or was a customer, supplier or other business relation of the Retained Business for purposes of the Retained Business or any other business in the future other than the Automation Business.

(c)            Non-Solicitation of Employees and Contractors. Parent hereby covenants and agrees that, during the period beginning on the Closing Date and ending upon the third (3rd) anniversary of the Closing Date, it will not directly or indirectly, solicit, employ or engage as an independent contractor, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages as an independent contractor, any Automation Business Employee or otherwise seek to influence or alter any such individual’s relationship with Buyer or any of the Acquired Entities. Notwithstanding the foregoing, nothing contained in this Section 6.1(c) shall prohibit (i) the Parent Group or any of their Affiliates from maintaining any existing relationships with any independent contractor of the Retained Business for purposes of the Retained Business or any other business in the future other than the Automation Business or (ii) Parent or any of its Affiliates from (A) conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice, which is not directed toward such employees of the Automation Business or (B) hiring any Automation Business Employee who was terminated by Buyer or any of its Affiliates after a period of three months from the date of termination.

(d)            Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 6.1 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 6.1 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Regulation under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Regulation under the circumstances and the scope shall be as broad as permissible by Regulation under the circumstances. Such court of competent jurisdiction, in each case, shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

Section 6.2              Intercompany Arrangements. Except as contemplated under this Agreement or any Ancillary Agreement, all intercompany accounts, indebtedness, transactions or Contracts between any member of the Parent Group, on the one hand, and any Acquired Entity, on the other hand, shall be cancelled, settled, offset, capitalized or otherwise eliminated prior to the determination of Indebtedness and Closing Working Capital for purposes of calculating the Closing Purchase Price or the Final Purchase Price, without any consideration or further Liability to any Party and without the need for any further documentation, prior to the Closing.

Section 6.3              Section 280G Analysis. Parent shall provide or cause to be provided to Buyer an analysis reasonably satisfactory to Buyer demonstrating (per Section 3.12(i) above) that there are no payments or deemed payments that, individually or in the aggregate, would be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

Section 6.4              Entity Dissolution. As soon as practicable following the Closing, once the applicable dissolution documents are finalized, Parent shall direct local counsel for Alsbridge Canada Inc. and Alsbridge ANZ Pty Ltd. to file, or caused to be filed, with the applicable Governmental Body all such documents required for the dissolution of such entities. The reasonable, out-of-pocket fees and expenses incurred by Parent in connection with such dissolutions shall be paid by Buyer.

Section 6.5              RBI Acknowledgement. As soon as practicable following the Closing, but no later than 15 Business Days from the Closing Date, Parent shall deliver a copy of the Reserve Bank of India acknowledgement / approval received by the applicable Acquired Entity in respect of the Form FC-GPR filed by the applicable Acquired Entity with the Reserve Bank of India for issuance and allotment of beneficial interest in 10,000 equity shares to Alsbridge, Inc., on February 10, 2014.

Article 7
COVENANTS OF BUYER

Section 7.1              Access to Books and Records. Buyer shall cause the Acquired Entities to maintain until the seventh anniversary of the Closing Date all Books and Records of any Acquired Entity prior to the Closing, in each case if provided to Buyer by Parent pursuant to this Agreement, in a manner reasonably consistent with Buyer’s bona fide record retention policies. After the Closing, Buyer shall provide Parent and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers of the Acquired Entities and the Automation Business Employees and (b) the Books and Records, in each case, to the extent relating to the assets, Liabilities or business of any Acquired Entity prior to the Closing, except as determined in good faith by Buyer to be necessary to (i) preserve attorney-client privilege, work product doctrine or similar privilege or (ii) ensure compliance with any Law to which Buyer or any Acquired Entity is subject, and Parent and its Representatives shall have the right to make copies of such Books and Records at its sole cost.

Section 7.2              Reserved.

Section 7.3              Investigation; No Additional Representations. Buyer hereby acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the Transactions, Buyer and its Representatives has inspected and conducted an independent review, investigation and analysis (financial, tax, legal and otherwise) of the Acquired Entities and their respective businesses as desired by Buyer and its Representatives. Buyer further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made in Article 3 or Article 4 (as qualified or modified by the Disclosure Schedules), none of Parent, the Acquired Entities, or any Nonparty Affiliate has made, is making or will make, and Buyer, its Affiliates and their respective Representatives have not relied, are not relying and will not rely on, any representation or warranty, express or implied, at law or in equity, with respect to (a) Parent or any Acquired Entity, (b) their respective businesses, assets, Liabilities, operations, prospects, or condition (financial or otherwise), (c) the Transactions, (d) the accuracy or completeness of any information regarding any of the foregoing, including any confidential information memorandum, management presentation, projections, budgets or any other information, document or material made available to Buyer, its Affiliates or any of their respective Representatives in the Data Room, management presentations or any in any other form, or (e) any other matter whatsoever. Without limiting the generality of the foregoing, Buyer further acknowledges and agrees that, with respect to any estimate, projection, forecast or other forward looking statement delivered by or on behalf of Parent or any of the Acquired Entities to Buyer, any of its Affiliates or any of their respective Representatives, (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (ii) Buyer is aware that actual results may differ materially, and (iii) no Person shall have any claim against Parent, any Acquired Entity, any Nonparty Affiliate or any other Person with respect to any such estimate, projection, forecast or forward looking statement.

Section 7.4              R&W Policy. Buyer shall take, and shall cause its Affiliates (including the Acquired Entities following the Closing) to take, all actions necessary to ensure that the R&W Policy and any other representation and warranty insurance policy acquired or otherwise obtained by Buyer or any of its Affiliates in connection with the Transactions prohibits the insurer(s) thereunder or any other Person from subrogating or otherwise making or bringing any Action against Parent, any of its Affiliates, Representatives, or any past, present or future equity holder, director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the Transactions, except against Parent in the event Parent committed Fraud by making any representation or warranty set forth in Article 3 or Article 4. Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Acquired Entities) not to, amend, modify or waive any provision of the R&W Policy in a manner that would have an adverse impact on Parent, any of its Affiliates or any past, present or future equity holder, director, manager, officer, employee or advisor of any of the foregoing without the prior written Consent of Parent. All premiums, retention amounts, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Policy shall be evenly split by Buyer, on the one hand, and Parent, on the other hand.

Section 7.5              Buyer Restrictive Covenants.

(a)            Acknowledgement. Buyer acknowledges that certain employees of the Automation Business have become familiar with the Parent Group’s Trade Secrets concerning the Parent Group (including the Retained Business) and such Parent Group member’s respective predecessors, successors, customers and suppliers. Buyer acknowledges and agrees that the covenants set forth in this Section 7.5 are reasonable and necessary to protect the Parent Group’s Trade Secrets, goodwill, stable workforce, and customer relations, none of which are included as part of the consideration payable with respect to the Transactions.

(b)            Non-Competition. Buyer covenants and agrees that during the period beginning on the Closing Date and ending upon the first (1st) anniversary of the Closing Date, Buyer will not, and will cause each of its Affiliates not to, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that is in competition anywhere in the world with the sourcing advisory, research and benchmarking business conducted by Parent at the Closing (the “Restricted ISG Business”). Notwithstanding the foregoing, nothing contained in this Section 7.5(b) shall prohibit Buyer or any of its Affiliates from the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.

(c)            Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 7.5(b), Buyer, on its behalf and on behalf its Affiliates (including, following the Closing, the Acquired Entities) hereby covenants and agrees that, during the period beginning on the Closing Date and ending upon the first (1st) anniversary of the Closing Date, Buyer will not, and will cause its Affiliates (including, following the Closing, the Acquired Entities) not to, directly or indirectly, solicit, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, any Person that is or was a customer, supplier or other business relation of Parent or any of its Subsidiaries at any time during the 12 month period prior to the Closing Date for purposes of diverting such Person’s purchase of services from the Restricted ISG Business from Parent or any of its Subsidiaries or providing any services which are considered to be similar to those provided by the Restricted ISG Business.

(d)            Non-Solicitation of Restricted ISG Business Employees. Buyer, on its behalf and on behalf its Affiliates (including, following the Closing, the Acquired Entities) hereby covenants and agrees that during the period beginning on the Closing Date and ending upon the first (1st) anniversary of the Closing Date, Buyer will not, and will cause its Affiliates (including, following the Closing, the Acquired Entities) not to, directly or indirectly, solicit, employ or engage as an independent contractor, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages as an independent contractor, any Restricted ISG Business Employee or otherwise seek to influence or alter any such individual’s relationship with any member of the Parent Group (provided that nothing herein shall prohibit Buyer and its Affiliates from conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice, which is not directed toward any Restricted ISG Business Employee).

(e)            Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular covenants contained in this Section 7.5 too lengthy or the scope too broad, the other provisions of this Section 7.5 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Regulation under the circumstances and the scope shall be as broad as permissible by Regulation under the circumstances. Such court of competent jurisdiction, in each case, shall reduce the term or scope covered to permissible duration, size or breadth.

Section 7.6              Retained Branding. Buyer shall cause each Acquired Entity to amend its Organizational Documents, any certificate of assumed name, or d/b/a filings to remove any reference to any Retained Branding (including amendments to such Acquired Entity’s legal names), in each case, as soon as practicable after the Closing, and in no event later than (a) 30 days after the Closing in the case of any U.S. based Acquired Entity and (b) 180 days after the Closing in the case of any foreign based Acquired Entity. Following the Closing, Buyer shall, and shall cause each Acquired Entities to, refrain from using the Retained Branding and in connection therewith, shall abandon any assumed names or trade names using the Retained Branding. Buyer will provide to Parent evidence of such changes required by this Section 7.6 no later than the aforementioned deadlines.

Article 8
COVENANTS OF THE PARTIES

Section 8.1             Confidentiality. All obligations of Buyer and its Affiliates under the Confidentiality Agreement shall terminate simultaneously with the Closing; provided, however, that after the Closing, Buyer, the Acquired Entities and each of their respective Affiliates and Representatives shall treat as strictly confidential (unless disclosure is compelled by Order or, in the opinion of legal counsel, by other requirements of applicable Regulations) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning Parent and its Affiliates, and shall not use such information to the detriment of Parent or any of its Affiliates.

Section 8.2             Further Assurances. At any time following the Closing, a Party, at the reasonable request of the other Party, will execute and deliver (or cause to be executed and delivered) such additional documents, instruments, conveyances, and assurances and take (or cause to be taken) such further actions as may be reasonably required to carry out the provisions of the Transaction Documents and give effect to the Transactions.

Section 8.3              Tax Matters.

(a)            Tax Returns.

(i)            Following the Closing, Parent shall, at its sole expense, prepare and file or cause to be prepared and filed when due (A) all “separate” Tax Returns of the Acquired Entities for the Pre-Closing Tax Period, and (B) all “consolidated” (or similar) Tax Returns relating to Taxes of the Affiliated Group that includes Parent and any of the Acquired Entities for the Pre-Closing Tax Period. To the extent that any such Tax Return is a “separate” Tax Return of an Acquired Entity (and not a consolidated or similar Tax Return of an Affiliated Group which includes one or more of the Acquired Entities), (x) each such Tax Return shall be prepared in a manner consistent with the prior practice of Parent, the Acquired Entity or such other applicable Affiliate of Parent unless otherwise required by applicable Regulations and (y) Parent shall provide a copy of each such Tax Return at least fourteen (14) days before it is required to be filed and Buyer shall have the right to review such Tax Return prior to the filing of such Tax Return. Parent and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and to endeavor to mutually consent to the filing as promptly as possible of such Tax Return. In the event the Parties are unable to resolve any dispute within seven (7) days following Buyer’s receipt of such Tax Return, Parent and Buyer shall jointly request the Accounting Firm to resolve any issue in dispute as promptly as possible consistent with the principle that Tax Returns are to be prepared in a manner consistent with prior practice of the Acquired Entities and in accordance with applicable Regulation.

(ii)            Following the Closing, Buyer, at its sole expense, shall file or cause to be filed when due all Tax Returns of or with respect to any of the Acquired Entities for Post-Closing Tax Periods and for Tax Returns of any Straddle Periods (each such Tax Return, a “Straddle Period Return”) and shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns. Buyer shall provide to Parent not later than fourteen (14) Business Days before the due date with respect to income Tax Returns and five (5) days with respect to non-income Tax Returns for filing such Straddle Period Returns (including extensions thereof) a copy of such Tax Return, together with a statement setting forth the amount of Tax for which Buyer believes Parent is responsible (the “Statement”). Parent shall have the right to review such Tax Return and the Statement prior to the filing of such Tax Return. Parent and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and the Statement and to endeavor to mutually consent to the filing as promptly as possible of such Tax Return. In the event the Parties are unable to resolve any dispute within seven (7) Business Days with respect to income Tax Returns and two (2) days with respect to non-income Tax Returns following Parent’s receipt of such Tax Return and the Statement, Parent and Buyer shall jointly request the Accounting Firm to resolve any issue in dispute as promptly as possible consistent with the principle that Tax Returns are to be prepared in a manner consistent with prior practice of the Acquired Entities and in accordance with applicable Regulation.

(iii)            To the extent permitted by Regulation or administrative practice, the taxable year of each of the Acquired Entities that includes the Closing Date shall be treated as closing at the close of business on the Closing Date

(b)            Allocation of Straddle Period Taxes. The amount of Taxes of the Acquired Entities for a Straddle Period that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be (i) in the case of ad valorem and property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes for a Straddle Period, the amount of such Taxes that would be payable if the taxable period ended on and included the Closing Date. Parent shall promptly reimburse Buyer the amount of any such Taxes Buyer or any Acquired Entity paid, including estimated tax payments for any Straddle Period Taxes that relate to the Pre-Closing Tax Period; provided that Parent shall have no obligation to pay any such Taxes to the extent such Taxes were included in the final calculation of Indebtedness, Working Capital or Transaction Expenses.

(c)            Tax Benefits. Parent shall be entitled to any Tax Benefit arising from any deduction with respect to the Acquired Entities for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period determined in accordance with Section 8.3(b). If permitted by Regulation or administrative practice, Buyer shall claim such deduction.

(d)            Post-Closing Actions. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Entities) to, (i) except upon Parent’s written request, file, re-file, supplement, or amend any Tax Return of any Acquired Entity for any Pre-Closing Tax Period or any Straddle Period, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Entity for any Pre-Closing Tax Period or any Straddle Period, (iii) take any action relating to Taxes or that could create a Tax Liability on the Closing Date that is outside the Ordinary Course of Business or (iv) make any Tax election for any Acquired Entity effective on or before the Closing Date unless mutually agreed by the Parties. Parent shall not, except upon Buyer’s written approval, (i) carryback any net operating losses of any Acquired Entity to a Tax period (or portion thereof) ending on or before the Closing Date or (ii) (A) re-file, supplement, or amend any Tax Return of any Acquired Entity for any Pre-Closing Tax Period or any Straddle Period, (B) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Entity for any Pre-Closing Tax Period or any Straddle Period, (C) take any action relating to Taxes or that could create a Tax Liability on the Closing Date that is outside the Ordinary Course of Business or (D) make any Tax election for any Acquired Entity effective on or before the Closing Date unless mutually agreed by the Parties.

(e)           Refunds. Parent shall be entitled to any refunds or credits (including foreign Tax credits) of or against or arising from, or that may be used against, Taxes for the Pre-Closing Tax Period or the pre-Closing allocated portion of any Straddle Period or Taxes of any of the Acquired Entities with the allocation method prescribed under Section 8.3(b). Buyer shall cause the Acquired Entities promptly to forward to Parent or to reimburse Parent for any refunds or credits due to Parent after receipt thereof.

(f)            No Section 338 Elections. Neither Parent, Buyer, nor any of their respective Affiliates shall make or cause to be made any election under Section 336 or 338 of the Code with respect to the purchase of the Acquired Entities.

(g)           Tax Attributes. Where it is necessary to determine the taxable period (or portion thereof) to which a Tax relates, such determination shall be made under applicable Treasury Regulation and the rules set forth in this Section 8.3, not under principles of financial accounting. Notwithstanding any other provision, it is agreed and understood that Parent makes no representation as to the amount, quality or nature of Tax basis, net operating loss, credits or other Tax assets or benefits that may exist at any time in or with respect to the Acquired Entities (“Tax Attributes”).

(h)           Transfer Taxes. Parent and Buyer shall each pay 50% of any Transfer Taxes arising out of or in connection with the Transactions. The party responsible under state law shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(i)            Tax Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to Parent or any other Person such amounts, if any, as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of federal, state, provincial, local or foreign Tax law or under any other applicable Regulations; provided that Buyer agrees there shall be no withholding on any consideration payable to Parent pursuant to this Agreement if Parent delivers an IRS Form W-9 to Buyer in accordance with Section 2.3(a)(iv). To the extent such amounts are so deducted or withheld and remitted to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to Parent or to the Person, respectively, to whom such amounts would otherwise have been paid.

(j)            Tax Contests. Parent and Buyer shall promptly give written notice to the other party if any of them receives from a Governmental Body a notice of deficiency, or a notice of its intent to audit or conduct another proceeding with respect to (A) any Tax Return of any Acquired Entity for any Pre-Closing Tax Period, and (B) any Tax Return of the Acquired Entities for any Straddle Period (any such audit or other proceeding, a “Tax Contest”). The notice described in the preceding sentence shall be accompanied by copies of all correspondence and other documents received from the Governmental Body.

(1)            Parent shall have the right to control any Tax Contest described in clause (A) above; provided that if the resolution of any such Tax Contest controlled by Parent is expected to adversely affect the liability of Buyer or the Acquired Entities for Taxes for Post-Closing Tax Periods, Buyer, at its sole cost and expense, shall have the right to participate in any such Tax Contest and Parent shall not settle, resolve, or abandon any Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(2)            Buyer shall control any Tax Contest described in clause (B) above; provided that if the resolution of any such Tax Contest controlled by Buyer is expected to adversely affect the Liability of Parent or the Acquired Entities for Taxes for Pre-Closing Tax Periods, Parent, at its sole cost and expense, shall have the right to participate in any such Tax Contest and Buyer shall not, and shall not allow any Acquired Entity to, settle, resolve, or abandon any Tax Contest without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(3)            This Section 8.3(j), and not Section 9.1, shall control with respect to Tax Contests.

Section 8.4              Public Announcements. None of Buyer or Parent shall, nor shall any of their respective Affiliates, without the written approval of the other Party, issue any press release or otherwise make any public statement with respect to this Agreement or the Transactions, except as may be required by applicable Regulation or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party, to the extent practicable, reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the Parties may make internal announcements to their respective employees regarding the Transactions.

Section 8.5              Shared Contracts.

(a)            The Shared Contracts are set forth on Schedule 8.5(a) hereto.

(b)            Following the Closing Date, Parent shall, and shall cause any other member of the Parent Group to, use commercially reasonable efforts (and, if necessary and desirable, to work with the third party to each Automation Business Shared Contract (in respect of any Retained Business Open Project Orders related thereto) or Retained Business Shared Contract (in respect of any Automation Business Open Project Orders related thereto)) to enter into spin-off agreements (each, a “ Spin-Off Agreement”) with the applicable Acquired Entities in order to (i) replicate in its entirety each Retained Business Shared Contract (not otherwise subject to a Spin-Off Agreement prior to the Closing Date) and incorporate by reference all terms thereof (and assign any Automation Business Open Project Order(s) related thereto), such that the applicable Spin-Off Agreement thereafter operates as an independent, separate, bilateral document distinct from such Retained Business Shared Contract thereby enabling the applicable Acquired Entity assignee thereto to perform any outstanding obligations under each Automation Business Open Project Order(s) related thereto following the Closing, and (ii) replicate in its entirety each Automation Business Shared Contract (not otherwise subject to a Spin-Off Agreement prior to the Closing Date) and incorporate by reference all terms thereof (and assign any Retained Business Open Project Order(s) related thereto), such that the applicable Spin-Off Agreement thereafter operates as an independent, separate, bilateral document distinct from such Automation Business Shared Contract thereby enabling the applicable member of the Parent Group assignee thereto to perform any outstanding obligations under each Retained Business Open Project Order(s) related thereto following the Closing. Notwithstanding the preceding sentence to the contrary, in no event shall the Parent Group or the Acquired Entities (x) be required to replicate or amend any Shared Contract, as the case may be, in any respect or to assign Automation Business Open Project Orders or Retained Business Open Project Orders, as the case may be, which cannot be replicated or assigned by its terms (including any terms imposing Consents or conditions on an assignment or amendment where such Consents or conditions have not been obtained or fulfilled), (y) be required to pay any consideration to any Person in connection with any proposed replication or assignment pursuant to this Section 8.5, or (z) be under any obligation to obtain alternative Contracts with an equivalent level of pricing or other terms as provided in such Shared Contract, as the case may be, sought to be obtained for the benefit of the Parent Group or the applicable Acquired Entity, as applicable.

(c)            Notwithstanding anything herein to the contrary, if (i) any transaction contemplated under a relevant Spin-Off Agreement (with respect to an Automation Business Shared Contract and any Retained Business Open Project Orders related thereto) is not capable of being effectuated in the absence of the Consent of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation with respect to the underlying Contract(s) to such Spin-Off Agreement), and (ii) all such necessary Consents with respect to the transactions contemplated under such Spin-Off Agreement have not been obtained at or before Closing, then (1) Parent hereby assumes and agrees to pay, perform and satisfy (or shall cause any other member of the Parent Group designated by Parent to assume, pay, perform, and satisfy) when due those Liabilities with respect to the underlying Contract(s) to such Spin-Off Agreement (but not such underlying Contracts themselves) to the extent that any such Liability would otherwise be a Retained Business Liability, (2) the rights and benefits of the applicable Acquired Entity with respect to the underlying Contract(s) to such Spin-Off Agreement or resulting therefrom (but not such underlying Contracts themselves), to the extent that such rights and benefits would otherwise be a Retained Business Asset, are hereby assigned to Parent, and (3) after Closing, Buyer and the applicable Acquired Entities will use its commercially reasonable efforts to assist Parent (or any applicable member of the Parent Group) in attempting to obtain such Consents.

(d)            Notwithstanding anything herein to the contrary, if (i) any transaction contemplated under a relevant Spin-Off Agreement (with respect to a Retained Business Shared Contract and any Automation Business Open Project Orders related thereto) is not capable of being effectuated in the absence of the Consent of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation with respect to the underlying Contract(s) to such Spin-Off Agreement), and (ii) all such necessary Consents with respect to the transactions contemplated under such Spin-Off Agreement have not been obtained at or before Closing, then (1) Buyer hereby assumes and agrees to pay, perform and satisfy (or shall cause any Acquired Entity designated by Buyer to assume, pay, perform, and satisfy) when due those Liabilities with respect to the underlying Contract(s) to such Spin-Off Agreement (but not such underlying Contracts themselves) to the extent that any such Liability would otherwise be an Automation Business Liability, (2) the rights and benefits of the applicable member of the Parent Group with respect to the underlying Contract(s) to such Spin-Off Agreement or resulting therefrom (but not such underlying Contracts themselves), to the extent that such rights and benefits would otherwise be an Automation Business Asset, are hereby assigned to Buyer, and (3) after Closing, Parent (or any applicable member of the Parent Group) will use its commercially reasonable efforts to assist Buyer and the applicable Acquired Entity in attempting to obtain such Consents.

(e)            In the event that Buyer, any Acquired Entity or any of their respective Affiliates receives any benefit or payment on behalf of the Retained Business after the Closing, such benefit or payment (including any revenues related thereto) shall be the property of, and shall be forwarded and remitted to, Parent or its designee as promptly as practicable, but no later than 30 days, after receipt thereof. In the event that any member of the Parent Group or their respective Affiliates receives any benefit or payment on behalf of Automation Business after the Closing, such benefit or payment (including any revenues related thereto) shall be the property of, and shall be forwarded and remitted to, Buyer as promptly as practicable, but no later than 30 days, after receipt thereof.

Section 8.6            Consents. Notwithstanding anything in this Agreement to the contrary, after the Closing, Parent (or the applicable member of the Parent Group) shall, through the earlier of such time as such Applicable Consent is obtained and for a period of 90 days following the Closing Date (or the remaining term of such Contract, if shorter), use its commercially reasonable efforts to seek to obtain such Applicable Consents and to resolve any impediments to the assignment or transfer of the applicable Contract contemplated by this Agreement. Buyer agrees to cooperate reasonably with Parent in all such endeavors. In addition, Parent (or the applicable member of the Parent Group) agrees to cooperate with Buyer in any lawful and commercially reasonable arrangement reasonably proposed by Buyer to obtain such Applicable Consents, including subcontracting, licensing or sublicensing to Buyer any or all of Parent’s (or the applicable member of the Parent Group’s) rights and obligations with respect to any such Contract, under which Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Regulation) the economic rights and benefits under such Contract with respect to which the Applicable Consent has not been obtained; provided that none of the Parent Group shall be required to pay any consideration to any Person in connection with any Consent pursuant to this Section 8.6.

Section 8.7             Wrong Pockets.

(a)            If, following the Closing, any right, property or asset of any Acquired Entity or that is used in the operation of the Automation Business is found to have been retained or received by any member of the Parent Group in error, either directly or indirectly, such member of the Parent Group shall transfer, for no additional consideration, such right, property or asset (and any related Liability) as soon as practicable to the applicable Acquired Entity. Parent shall promptly (and in no event later than five (5) Business Days after receipt) pay or deliver to the applicable Acquired Entity any monies or checks that have been sent to any member of the Parent Group on or after the Closing Date in respect of the Automation Business or that was otherwise intended for any Acquired Entity’s benefit.

(b)            If, following the Closing, any right, property or asset of any member of the Parent Group or that is used in the operation of the Retained Business is found to have been retained or received by any Acquired Entity in error, either directly or indirectly, such Acquired Entity shall transfer, for no additional consideration, such right, property or asset (and any related Liability) as soon as practicable to Parent. Buyer shall promptly (and in no event later than five (5) Business Days after receipt) pay or deliver to Parent any monies or checks that have been sent to any Acquired Entity on or after the Closing Date in respect of the Retained Business or that was otherwise intended for any member of the Parent Group’s benefit.

Article 9
INDEMNIFICATION

Section 9.1              Indemnification.

(a)            Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the twelve month anniversary of the Closing Date; provided, however, that the Fundamental Representations, other than the Fundamental Representations set forth in Section 3.11 (Taxes), shall in each case survive the Closing and shall remain in full force and effect until the six year anniversary of the Closing Date; provided, further, however, that the Fundamental Representations set forth in Section 3.11 (Taxes) shall survive the Closing and shall remain in full force and effect for the statute of limitations period applicable to the subject matter of such Fundamental Representations (including any extensions, tolling or waivers thereof) plus 60 days. All covenants and agreements of the Parties contained herein that by their terms contemplate performance after the Closing Date shall survive the Closing for the period explicitly specified therein, or if no period is specified, until fully performed. For the avoidance of doubt, the survival limitations contained in this Section 9.1(a) shall not apply to Fraud. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the survival period for the relevant representation or warranty, and such claims shall survive until finally resolved or, if earlier, six (6) months or more has passed since the last affirmative action has been taken to pursue, perfect, collect or enforce the claim so made. Notwithstanding the foregoing, nothing in this Section 9.1(a) (including, without limitation, the survival periods set forth herein), shall be deemed to affect or modify (or in any way limit) Buyer’s rights under the R&W Policy.

(b)            Indemnification by the Parent. Subject to the other terms and conditions of this Section 9.1, following the Closing, except as provided in Section 9.1(d), Parent shall indemnify, defend and hold harmless Buyer, each Acquired Entity and each of their respective Affiliates and its and their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses of the Buyer Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Encumbrance): (i) any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement; (ii) any breach or non-performance of any covenant, agreement or obligation to be performed by the Parent Group or any Affiliate thereof contained in this Agreement; (iii) any Indebtedness that is not paid as of the Closing, only to the extent such Indebtedness has not been settled pursuant to the consideration adjustment procedures set forth in Section 2.5 and included as Closing Indebtedness in the final determination of the Final Purchase Price; (iv) any Transaction Expenses that are not paid as of the Closing, only to the extent such Transaction Expenses have not been settled pursuant to the consideration adjustment procedures set forth in Section 2.5 and included as Transaction Expenses in the final determination of the Final Purchase Price; (v) any Retained Business Liabilities; (vi) any matter set forth on Schedule 9.1(b); and (vii) any Tail Liabilities related to any Contract (including, without limitation, any Project Order) with a customer of the Automation Business or a supplier of the Automation Business with respect to any acts or omissions that occurred during any period on or prior to the Closing Date.

(c)            Indemnification by Buyer. Subject to the other terms and conditions of this Section 9.1, following the Closing, except as provided in  Section 9.1(d), Buyer shall indemnify, defend and hold harmless the Parent Group and each of their respective Affiliates and its and their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”), from and against any and all Losses of the Parent Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Encumbrance): (i) any inaccuracy in or breach of any of the representations and warranties of Buyer contained in this Agreement; (ii) any breach or non-performance of any covenant, agreement or obligation to be performed by Buyer or any Affiliate thereof contained in this Agreement; and (iii) any liabilities of the Automation Business arising after the Closing.

(d)            Limitations and Qualifications. The indemnification provided for in Section 9.1(b) and Section 9.1(c) shall be subject to the following limitations and qualifications:

(i)            Parent shall not be liable to the Buyer Indemnified Parties for indemnification under Section 9.1(b)(i) with respect to any Losses until the aggregate amount of all such Losses in respect of indemnification under Section 9.1(b)(i) exceeds sixty-seven thousand five hundred Dollars ($67,500) (the “Indemnification Deductible”), at which point Parent shall be required to indemnify the Buyer Indemnified Parties for all indemnifiable Losses arising under Section 9.1(b)(i) in excess of the Indemnification Deductible up to sixty-seven thousand five hundred Dollars ($67,500) ($67,500) (the “Cap”); provided, however, that in the case of any claims involving Fraud or breach of any of the Fundamental Representations, the limitations of this Section 9.1(d)(i) shall not apply, and Parent shall be liable for all Losses associated therewith from the first dollar up to the Final Purchase Price; provided, further, however, that in the case of any claims involving the Contracts set forth on Schedule 9.1(b)(iii), the limitations of this Section 9.1(d)(i) shall not apply, and Parent shall be liable for all Losses associated therewith from the first dollar.

(ii)            Buyer shall not be liable to the Parent Indemnified Parties for indemnification under Section 9.1(c)(i) with respect to any Losses until the aggregate amount of all such Losses in respect of indemnification under Section 9.1(c)(i) exceeds the Indemnification Deductible, at which point Buyer shall be required to indemnify the Parent Indemnified Parties for all indemnifiable Losses arising under Section 9.1(c)(i) in excess of the Indemnification Deductible up to $2,000,000; provided, however, that in the case of any claims involving Fraud, the limitations of this Section 9.1(d)(ii) shall not apply, and Buyer shall be liable for all Losses associated therewith from the first dollar up to an amount equal to the Final Purchase Price.

(iii)            For purposes of this Section 9.1, any inaccuracy in or breach of any representation or warranty contained in this Agreement and any calculation of Losses therefrom shall be determined without regard to any materiality, Company Material Adverse Effect, Parent Material Adverse Effect, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, other than (A) the words “material”, and “materially” set forth in the definitions of “Company Material Adverse Effect”, “Parent Material Adverse Effect”, “Buyer Material Adverse Effect” or “Material Contracts”, and (B) the words “material”, “materially”, and “Company Material Adverse Effect” used in Section 3.10(a) and Section 3.21.

(iv)            The amount of any Loss subject to indemnification under this Article 9 shall be calculated net of any amounts actually recovered under insurance policies and from any third party applicable to such Loss (net of taxation and any costs of recovery). Each Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any indemnifiable Loss to the same extent it would if such indemnifiable Loss were not subject to indemnification hereunder, and each Indemnified Party shall use commercially reasonable efforts to recover under indemnity, contribution or other similar agreements, or collect other reimbursements, with respect to any indemnifiable Losses prior to seeking indemnification under this Agreement. In the event that any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any indemnifiable Losses after an Indemnifying Party has made a payment to an Indemnified Party with respect thereto, the Indemnified Party shall pay to the Indemnifying Party the amount of such proceeds and recoveries (net of taxation and any costs of recovery) up to the amount the Indemnifying Party has paid with respect to such indemnifiable Losses.

(v)            Except in the case of any claims of Fraud or in connection with a breach of or inaccuracy in any of the Fundamental Representations, any and all Losses recoverable by a Buyer Indemnified Party under Section 9.1(b)(i) shall be recovered from the R&W Policy (to the extent the applicable Losses are covered under the R&W Policy) and the maximum aggregate liability of Parent for such indemnifiable Losses under Section 9.1(b)(i) shall in no event exceed the Cap regardless of whether the R&W Policy covers such Losses. Except in the case of any claims of Fraud, any and all Losses recoverable by a Buyer Indemnified Party in connection with a breach of or inaccuracy in any of the Fundamental Representations or with respect to the matters set forth in Sections 9.1(b)(ii) through (vii) shall be recovered first, from the R&W Policy (to the extent the applicable Losses are covered under the R&W Policy) and second, from Parent directly. Each Buyer Indemnified Party shall have the right, but not the obligation, to recover any indemnifiable Losses arising in the case of Fraud, (A) from the R&W Policy, (B) from Parent directly, or (C) from a combination of the foregoing, in each case, in Buyer’s sole and absolute discretion. Notwithstanding anything to the contrary contained herein, in the case of any claims involving a breach of or inaccuracy in any of the Fundamental Representations or any matter set forth under Section 9.1(b)(ii) through Section 9.1(b)(vii), the maximum aggregate amount of all Losses payable by Parent with respect to any such claims for indemnification shall be limited to the Final Purchase Price; provided further, that any limitations contained in this Section 9.1(d)(v) shall not apply in the case of claims involving Fraud.

(e)            Indemnification Procedures. Whenever any claim shall arise for indemnification under this Section 9.1, the Person entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Person (the “Indemnifying Party”); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. In connection with any Action giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a Party, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, the Indemnifying Party shall may settle or consent to the entry of any judgment with respect to any Action without the prior written consent of the Indemnified Party if (i) the Indemnified Party receives, in customary form, a full and unconditional release from all Liability with respect to such claim without any admission of any violation of law or Contract or any violation of the rights of any Person by any Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by insurance or the Indemnifying Party. The Indemnified Party shall not settle any Action without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding any of the foregoing, under no circumstances shall an Indemnifying Party be entitled to undertake (or retain control of) the defense of any Action if a conflict of interest would exist with respect to a significant issue under applicable rules of professional responsibility applicable to counsel for the Indemnifying Party if the Indemnified Party and Indemnifying Party were represented by the same counsel, in which event the Indemnified Party shall have the right to employ separate counsel and participate in the defense of the Action and the Indemnifying Party will be responsible for the fees and expenses of separate counsel for the affected Indemnified Party, but the Indemnifying Party will not be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. In addition, under no circumstances shall an Indemnifying Party be entitled to undertake (or retain control of) the defense of an Action if (i) such Action involves criminal liability, (ii) such Action involves requests for injunctive or other equitable relief in respect of any Buyer Indemnified Party or Parent Indemnified Party, as applicable, or (iii) such Action involves a customer or vendor of the Indemnified Party or could otherwise materially adversely affect the business or reputation of the Indemnified Party, in which event the Indemnified Party shall have the right to take over and control the defense of the Action and the Indemnifying Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense.

(f)            Exclusive Remedy. Following the Closing, the provisions of this Section 9.1 shall be the Parties’ exclusive remedy for any and all Actions against the other Party relating to the subject matter of this Section 9.1 (other than claims expressly provided for or contemplated under the terms of any Ancillary Agreement), except for claims for specific performance or other equitable remedies.

(g)           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for U.S. federal, state, territorial, local, municipal and non-U.S. Tax purposes, unless otherwise required by law, and the Parties shall file their Tax Returns accordingly.

(h)           Exclusive Remedies; No Limitations Relating to Claims for Fraud, Etc. Except in the event of Fraud, from and after the Closing, the Parties acknowledge and agree that their sole and exclusive remedies with respect to any and all claims for any breach of any representation or warranty in this Agreement will be pursuant to the R&W Policy and/or the indemnification provisions set forth in this Section 9.1. Each of the Parties acknowledges and agrees that, other than with respect to claims based on Fraud, rights pursuant to Section 2.5, Section 2.6, or a party’s right to seek specific performance or other equitable relief pursuant to Section 6.1 or Section 7.5, the indemnification provisions set forth in Article 9 (subject to all applicable limitations set forth herein) shall provide the sole and exclusive remedy with respect to any claims relating to or arising out of any breach of any covenant, agreement, representation or warranty set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, in the case of Fraud, by or on behalf of Parent or Buyer, the Buyer Indemnified Parties or the Parent Indemnified Parties, as applicable, shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations, survival periods or waivers contained herein. For purposes hereof, any Fraud by any Representative of any Party in connection with the transactions contemplated hereby shall be deemed the Fraud of such Party.

(i)            Contribution. Notwithstanding anything to the contrary in this Agreement, solely with respect to Losses, Parent is required to indemnify any Buyer Indemnified Party for under this Article 9, no Parent Indemnified Party shall seek contribution from any Acquired Entity (including by reason of the fact that Parent or any of its Affiliates was an equityholder, employee, officer, director, manager or other agent of the Company).

(j)            No Circular Recovery. Notwithstanding anything contained elsewhere in this Agreement, the Indemnified Party shall not be entitled to recovery to the extent the Indemnified Party has otherwise been compensated for such matter pursuant to any other provision of this Agreement so as to avoid duplication or “double counting” of the same Loss. For the avoidance of doubt, any matter for which Buyer recovered pursuant to Section 2.5 or Section 2.6 shall not also be subject to indemnification pursuant to this Article 9.

(k)           No Subrogation. There shall be no subrogation against Parent for any claims made under the R&W Policy, except for claims arising out of or related to Fraud by Parent.

(l)            Mitigation. Each Indemnified Party shall, to the extent required by law, take, and cause its Affiliates to take, commercially reasonable steps to mitigate any indemnifiable Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach or set of facts that gives rise to such indemnifiable Loss.

(m)            Tax Benefit. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax Benefit that is actually realized in cash as a result of such Loss by the party claiming such Loss.

Article 10
MISCELLANEOUS

Section 10.1            Entire Agreement; Assignment. This Agreement (including the Disclosure Schedule) (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, whether written, oral or implied, between the Parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 10.2            Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

Section 10.3           Amendment. This Agreement may be amended only by an instrument in writing signed on behalf of the Parties.

Section 10.4            Extension; Waiver. At any time prior to the Closing Date, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.5            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail, by nationally-recognized overnight courier or, if only to be given within the United States, also by overnight U.S. mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent:

c/o Information Services Group, Inc.

2187 Atlantic Street
Stamford, CT 06902
Attention: Michael P. Connors
Email: Michael.Connors@isg-one.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
525 W. Monroe Street, Suite 1900
Chicago, IL 60661
Attention: Thomas F. Lamprecht
Email: thomas.lamprecht@katten.com

if to Buyer:

UST Global Inc

5 Polaris Way

Aliso Viejo, CA 92656
Attention: Vijay Padmanabhan
Email: vijay.padmanabhan@ust.com

with a copy to (which shall not constitute notice):

Nixon Peabody LLP

300 South Grand Avenue, Suite 4100

Los Angeles, CA 90071-3151
Attention: Matthew Grazier; Michael Lawhead
Email: mgrazier@nixonpeabody.com; mlawhead@nixonpeabody.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.6          Governing Regulations; Jurisdiction; Service of Process.

(a)            This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal Regulations of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Regulations of any jurisdiction other than the State of Delaware.

(b)            With respect to any Action arising out of or relating to the Transactions or any Transaction Document, the Parties hereby expressly and irrevocably (i) agree and consent to be subject to the exclusive jurisdiction of the United States District Court located in the State of Delaware (and in the absence of Federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware or, if such court lacks jurisdiction, the other state courts located In Wilmington, Delaware), and agree not to object to venue in such courts or to claim that such forum is inconvenient, and (ii) agree not to bring any action related to the Transactions or any Transaction Document, in any other court (except to enforce the judgment of such courts). Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by applicable Regulations. Each Party further agrees that service of process may be effected or delivered by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.5.

Section 10.7            Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.8           Waiver of Consequential Damages. NEITHER PARTY SHALL HAVE ANY LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR ANY LOST PROFITS OR REVENUES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT BUYER’S RIGHT TO CLAIM SUCH LIABILITIES UNDER THE R&W POLICY.

Section 10.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns and, except as provided in Section 10.14 and Section 10.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.10          Expenses. Except as set forth in this Agreement, each of the Parties will bear its own costs and expenses incurred in connection with this Agreement and the Transactions, including all legal, accounting, investment banking and other expenses incurred by it or on its behalf, whether or not such Transactions are consummated.

Section 10.11          Specific Performance; Remedies.

(a)            The Parties agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) may occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Buyer, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions or other equitable relief or remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of Parent to cause Buyer to fully perform the terms of this Agreement and applicable Regulations and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Party would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Each of the Parties hereby waives any requirement under any Regulation to post a bond or other security as a prerequisite to obtaining specific performance of other equitable relief.

(b)            Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)            The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The Parties further agree that by seeking the remedies provided for in this Section 10.11, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to such Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.11 are not available or otherwise are not granted.

(d)            Notwithstanding anything contained herein to the contrary, if a court of competent jurisdiction has declined to specifically enforce the obligations of a Party to consummate the Transactions pursuant to a claim for specific performance brought against such Party, and has instead granted an award of damages against such Party for such alleged breach, such Party agrees that the other Party may enforce such award and such other Party shall be entitled to recover damages based upon any decrease in equity value, lost premium or lost benefit of the bargain affecting such other Party (in each case taking into account relevant matters, including the total amount payable under this Agreement and the time value of money).

Section 10.12          Counterparts; Effectiveness. This Agreement may be executed by facsimile, “portable document format” (PDF), electronic transmission or otherwise in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by facsimile, “portable document format” (PDF), electronic transmission or otherwise) by all of the Parties.

Section 10.13          Disclosure Schedule. The representations and warranties contained in Article 3 are qualified by reference to the Disclosure Schedule. The Parties agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties regarding any Acquired Entity except as and to the extent expressly provided in this Agreement. Buyer acknowledges that the Disclosure Schedule may include items or information which Parent is not required to disclose under this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Parent, the Acquired Entities, or the Automation Business. Buyer acknowledges that headings have been inserted on the individual schedules included in the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Disclosure Schedule. Cross references that may be contained in certain schedules contained in the Disclosure Schedule to other schedules contained in the Disclosure Schedule are not all-inclusive. Information contained in various schedules contained in the Disclosure Schedule or sections and subsections of the schedules contained in the Disclosure Schedule may be applicable to other schedules or sections and subsections and, accordingly, every matter, document or item referred to, set forth or described in one schedule contained in the Disclosure Schedule shall be deemed to be disclosed under each and every part, category or heading of the Disclosure Schedule and all other schedules contained therein and shall be deemed to qualify the representations and warranties contained in Article 3, to the extent that the applicability of such matter, document or item is readily apparent on the face of the disclosure in the Disclosure Schedule without further inquiry.

Section 10.14          No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein, (a) all claims, obligations, Liabilities, or Actions (whether in contract or in tort, in law or in equity, or granted by statute) of Buyer, any of its Affiliates (including, after the Closing, the Acquired Entities) or any Representatives of any of the foregoing (collectively, the “Buyer Parties”) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Documents or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Parent; (b) other than Parent, no Person, including any Affiliate or any incorporator, member, partner, stockholder or Representative of, or lender to, Parent or any of its Affiliates, or any incorporator, member, partner, stockholder, Affiliate or Representative of, or any lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) to any Buyer Party for any Action, or Liabilities arising under, out of, in connection with, or related in any manner to the Transaction Documents or the Transactions or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the Transactions; (c) to the maximum extent permitted by Regulation, Buyer, on behalf of itself and all other Buyer Parties, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by Regulations, Buyer, on behalf of itself and all other Buyer Parties, (i) hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Acquired Entity or otherwise impose Liability of any Acquired Entity or any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.15          No Conflict.

(a)            Each of the Parties, for itself and its Affiliates, (i) hereby confirms that no engagement that Katten Muchin Rosenman LLP (“Katten”) has undertaken or may undertake on behalf of any of the Acquired Entities, or any of their respective current or former equity holders, other Representative, or any of their respective Affiliates (the “Continuing Clients”) will be asserted by any of the Acquired Entities or Buyer either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Katten from any current or future representation of any of the Continuing Clients, and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Katten in any continuing or post-Closing representation of any of the Continuing Clients.

(b)            Each of the Parties, for itself and its Affiliates (including the Acquired Entities), hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between or among any of the Continuing Clients, on the one hand, and Katten, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, the Transaction Documents or the Transactions, or any matter relating to any of the foregoing (collectively, “Protected Material”): (i) are privileged and confidential communications and documentation between or among one or more of the Continuing Clients and Katten; (ii) shall be deemed to belong solely to the Continuing Clients; (iii) and will not pass to, be claimed, held or used by or become, following the Closing, an asset or property of Buyer or its Affiliates. From and after the Closing, (1) none of Buyer, any Acquired Entity nor any Person purporting to act on behalf of or through Buyer or any Acquired Entity, or any of their respective Affiliates, will seek to obtain Protected Material by any process, and (2) each of the Parties, on behalf of itself and its Affiliates (including the Acquired Entities), irrevocably waives and will not assert against any of the Continuing Clients, or against any manager, director, member, partner, officer, employee or Affiliate of any of the Continuing Clients, any attorney-client privilege, or any right to discover or obtain Protected Material.

(c)            Notwithstanding the foregoing, none of the Parties hereby waives any attorney-client privilege, including relating to the negotiation, documentation and consummation of the Transactions, in connection with any third-party private or governmental adversarial Action.

(d)            From and after the Closing, none of Buyer nor its Affiliates (including the Acquired Entities) shall have any right of access to any communications or to the files of Katten relating to Protected Material. Without limiting the generality of the foregoing, (i) only Continuing Clients and their respective Affiliates (and not Buyer or its Affiliates (including the Acquired Entities)) shall be the sole holders of the attorney-client privilege with respect to such files, and (ii) Katten shall have no duty to reveal or disclose any attorney-client communications, work product or files to Buyer or its Affiliates (including the Acquired Entities) by reason of any pre-Closing attorney-client relationship between such counsel and any of the Continuing Clients or their respective Affiliates. Buyer and its Affiliates (including the Acquired Entities) further agree that each shall not assert any claim against Katten in respect of legal services provided in connection with the Transaction Documents or the Transactions.

(e)            The Parties further agree that Katten and its partners and employees are third-party beneficiaries of this Section 10.15.

Section 10.16         Guarantee by ISG. Subject to the indemnification obligations, conditions and limitations set forth in Article 8, ISG, as principal obligor and not as surety, further covenants:

(a)            to cause Parent to effect prompt and complete performance of all the terms, covenants, conditions and provisions of this Agreement that are to be kept, observed and performed by Parent; and

(b)            that, if for any reason whatsoever, Parent shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of this Agreement that is to be kept, observed or performed by Parent, then ISG shall perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of this Agreement.

*     *     *     *

In witness whereof, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

PARENT:

ISG Information Services Group Americas, INC.

By:	/s/ Michael Sherrick
Name:	Michael Sherrick
Title:	Chief Financial Officer

BUYER:

UST GLOBAL INC

By:	/s/ Vijay Padmanabhan
Name:	Vijay Padmanabhan
Title:	Chief Financial Officer

ISG (solely for purposes of Section 10.16):

INFORMATION SERVICES GROUP, INC.

By:	/s/ Michael Sherrick
Name:	Michael Sherrick
Title:	Chief Financial Officer

[Signature Page to Share Purchase Agreement]